As filed with the Securities and Exchange Commission on May 4, 1999
                          Registration No. ___________
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           NEW GENERATION FOODS, INC.
             (Exact name of registrant as specified in its charter)

       Nevada                          8700                      36-2972588
   (State or other         (Primary Standard Industrial      (I.R.S. Employer
   jurisdiction of             Classification Code)          Identification No.)
   incorporation or
   organization)

                               ------------------

                         2001 Marcus Avenue, Suite W290
                          Lake Success, New York 11042
                                 (516) 327-2400
     (Address, including zip code and telephone number, including area code of registrant's principal executive offices)

                               ------------------

                                 Jerome S. Flum
                 Chairman, President and Chief Executive Officer
                         2001 Marcus Avenue, Suite W290
                          Lake Success, New York 11042
                                 (516) 327-2400
                     (Name, address, including zip code and
           telephone number, including area code of agent for service)

                               ------------------

                                   Copies to:

                             David I. Schaffer, Esq.
                   Meltzer, Lippe, Goldstein & Schlissel, P.C.
                                190 Willis Avenue
                             Mineola, New York 11501

                               ------------------

     Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:____

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: _____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: ____

                               ------------------

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                         Proposed Maximum      Proposed Maximum
Title of Securities                 Amount to be         Offering Price        Aggregate Offering      Amount of
   be Registered                    Registered           Per Share (1)         Price (2)               Registration Fee
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share.......................... 1,300,000 shares     $ 8,00                $ 10,400,000            $ 2,891.20
========================================================================================================================

(1) Based on the average of the high and the low prices of the common stock on the NASD Electronic Bulletin Board Service on April 28, 1999.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.

                               ------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS


                                 [COMPANY LOGO]


                        1,300,000 shares of Common Stock




The Shares of common stock                       A purchase of these securities
offered by this prospectus                       involves a high degree of risk.
are being sold by stockholders                   See "Risk Factors" beginning on
of New Generation Foods, Inc.                    page 6.




                 The common stock of New Generation Foods, Inc.
             is traded on the NASD Electronic Bulletin Board Service
                            under the symbol "NGNF."




     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                           New Generation Foods, Inc.
                           d/b/a CreditRiskMonitor.com
                         2001 Marcus Avenue, Suite W290
                          Lake Success, New York 11042
                                 (516) 327-2400
                            www.creditriskmonitor.com



The date of this prospectus is _________________, 1999.

                               PROSPECTUS SUMMARY


     The following summarizes certain information in this prospectus. The more detailed description elsewhere in the prospectus governs the matters discussed in this summary.

                                   The Company

     We are a Nevada corporation and we were organized in February 1977. We began to do business under the assumed name CreditRiskMonitor.com in January 1999.

     We were engaged in the development and sale of nutritional food products from 1982 until October 22, 1993, when we sold substantially all of our assets to American Pacific Financial Corporation. As a result of this sale, we were no longer an operating company. From 1994 to 1998, we had no revenues and our income was derived from interest, dividends and gains on the sale of our assets.

     In September 1998, we paid $60,000 for an option to purchase the assets of a credit information service business from Market Guide Inc. ("Market Guide"). We exercised the option on December 29, 1998 and completed the purchase of the credit information service business assets effective January 19, 1999 for a purchase price of approximately $2,390,000, including the $60,000 paid for the option. Approximately $1.23 million of the purchase price was paid in cash at closing and the balance is represented by two promissory notes, one for approximately $100,000 and the other for $1,000,000 (together the "Market Guide Notes"). We granted to Market Guide a security interest in substantially all our assets to secure payment of the Market Guide Notes.

The Credit Information Service Business

     In 1996, the management of the credit information service business, all of whom have extensive experience in the credit reporting industry, approached Market Guide to explore the use of Market Guide's database as the basis for an Internet-based subscription service which would provide information specifically designed for the corporate credit professional. Market Guide agreed to finance the development of such a service and formed the credit information service business division in September 1996. In April 1997, the credit information service business commenced its sales operations as a division of Market Guide, under the name "CreditRisk Monitor".

     We  believe  that  we  are  the  only  totally  interactive  Internet-based financial  information  and news service  designed  specifically  for  corporate credit professionals. Our credit risk analysis service is the result of our management's extensive experience in the credit industry and on-going research with respect to corporate credit department information needs. This has enabled us to satisfy the credit industry's requirements with what we believe is the most timely, technologically advanced, lowest cost credit information service available. Since our credit information service has been available over the Internet, it has attracted more than 365 subscribers at an average annual subscription price of slightly over $3,500. We currently monitor, for the purpose of credit evaluation, approximately 575 U.S. publicly-held domestic retail chains, wholesalers and selected manufacturers in various industries.
Present plans call for the coverage to increase to approximately 8,000 publicly-held companies during the second quarter of 1999, and for the coverage of privately-owned companies by the end of the second quarter of 2000.

     We designed our service for corporate credit managers who must decide whether or not to ship their company's goods to their customers and to extend credit on the purchase. If the purchaser is unable to pay its account, the selling company can suffer substantial losses. The decision to ship or not to ship may have to be made under intense time pressure, with potentially damaging results if the manager has inaccurate or stale information.

     With the continuing downsizing of corporate America and the related reductions in credit departmental budgets and personnel, these corporate credit professionals have to do more with less. There has been an explosion in the amount of information that is available to these professionals, resulting in an overwhelming amount of data and limited time for research and analysis. Our service provides corporate credit professionals with a one-stop information service in order to continuously monitor the creditworthiness of their public company customers, in the shortest possible time and with a minimum of effort. This timesaving is critical where immediate decisions must be made.

                                  The Offering

Common Stock offered by
the Selling Stockholders..........      1,300,000 shares

Use of Proceeds...................      All  shares  offered  hereby  are  being
                                        offered   for  the  account  of  selling
                                        stockholders.

                                        Accordingly, we will not receive any proceeds of any sales made hereunder.

Risk Factors......................      An  investment  in the  shares of common
                                        stock offered hereby involves a high degree of risk.

NASD Electronic Bulletin Board
Service Symbol.....................     NGNF

                          Summary Financial Information

     The summary financial data contained in this section should be read together with our audited consolidated financial statements, including the notes accompanying these statements, the pro forma consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

     The pro forma statement of operations for the year ended December 31, 1998 assumes that the acquisition of the assets of the credit information service business from Market Guide was made as of January 1, 1998.

Statement of Operations Data:

                                                                            Pro Forma
                                                  Year Ended                Year Ended
                                                 December 31,               December 31,

                                            1997             1998              1998
                                            ----             ----              ----
Revenues                               $      --        $      --        $   809,563

Loss from operations                      (162,206)         (28,216)      (1,235,352)

Write-off of intangible assets                --               --           (134,076)

Net loss                                   (81,049)         (23,439)      (1,364,651)

Basic and diluted net loss per         $     (0.67)     $     (0.06)     $     (0.26)
   common share outstanding

Basic and diluted weighted average         399,830          399,830        5,300,129
  number of common shares
  outstanding

The pro forma balance sheet as of December 31, 1998 gives effect to the following:

     o the sale in a 1998 private placement of 1,300,000 shares of common stock at a price of $2.50 per share and the application of the proceeds received therefrom;

     o the conversion of 1,100,000 shares of senior preferred stock into 3,598,299 shares of common stock;

     o    the issuance of 2,000 shares of common stock to Flum Partners; and

     o the acquisition of the assets of the credit information service business from Market Guide.

Balance Sheet Data:

                                                         December 31, 1998
                                                         -----------------

                                                    Actual             Pro Forma
                                                    ------             ---------

Cash and cash equivalents                       $    13,400          $ 2,030,213

Working capital                                      30,628            2,244,572

Total assets                                        128,400            4,970,868

Total liabilities                                    97,772            1,876,264

Redeemable convertible voting                     1,100,000                 --
  senior preferred stock

Total stockholders' equity                       (1,069,372)           3,094,604
  (deficit)


                                  RISK FACTORS

     An investment in the common stock offered hereby involves a high degree of risk. You should carefully consider the following factors, in addition to the other information included in this prospectus, before purchasing any of the shares offered hereby.

     Our success depends on our ability to operate a recently acquired credit information service business. Since 1993, and prior to our purchase of the credit information service business, we had conducted no business operations. Accordingly, our future success is totally dependent upon our ability to operate the credit information service business profitably and successfully.

     The credit information service business is an early stage business and there can be no assurance that it will operate successfully. The credit information service business began selling its Internet-based subscription service in April 1997. Accordingly, this business has a limited operating history on which to base an evaluation of its performance and prospects. You should consider this factor in light of the risks, expenses and difficulties that are associated with our early stage of development, particularly because we operate in the new and rapidly evolving markets of online commerce. These risks include, but are not limited to, an evolving and unpredictable business model, the difficulty in managing our growth and the uncertainties regarding future revenues. We cannot assure that we will be successful in addressing these risks, and the failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.

     Since inception in April 1997, the credit information service business has incurred significant losses, and we expect to incur additional losses. As of November 30, 1998, the credit information service business, as a division of Market Guide, had an accumulated deficit of $1,163,930, and we expect to incur losses until at least September 2000. In addition, we do not expect to operate at a breakeven level on a cash flow basis before June 2000. We cannot assure that we will be able to operate profitably by September 2000 or achieve a cash flow breakeven status by June 2000.

     Achieving profitability or generating positive cash flow will depend on our ability to generate and sustain substantially increased revenue levels. In addition, expenses associated with our acquisition of the credit information service business, including amortization of goodwill and ongoing operating expenses, as well as interest expense related to the Market Guide Notes, will further affect our ability to become profitable.

     If we are unable to expand our credit reporting of public and private companies, our ability to market our service may be substantially impeded. Currently we monitor, for the purpose of credit evaluation, approximately 575 U.S. publicly-held companies. We do not currently monitor any privately-owned companies. While we expect to significantly increase our coverage of public companies, and we plan to begin monitoring privately-owned companies, we cannot assure that we will be able to do so. If we are unable to expand the coverage of our credit reporting, our ability to market our service will be substantially impeded. Such impediment could have a material adverse effect on our business, prospects, financial condition and results of operations.

     Competition  from  other  credit  analysis  data  services  could  cause  a reduction in our operating margins, loss of our market share and a diminished brand franchise. Our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Our competitors may be able to secure data from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing and devote substantially more resources to Web site and systems development than we can. Our current or potential competitors include:

     o companies now selling or who will be selling credit analysis data, such as The Dun & Bradstreet Corporation; and

     o a number of indirect competitors that specialize in online commerce or derive a substantial portion of their revenues from online commerce, many of which possess significant brand awareness, sales volume and customer bases.

     We cannot assure that we will be able to compete successfully against current and future competitors, or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

     In addition, new technologies and the expansion of existing technologies may increase the competitive pressures on us. Competitive pressures created by any one of our competitors, or by our competitors collectively, could have a material adverse effect on our business, prospects, financial condition and results of operations.

     We may not be able to obtain additional debt financing. Debt financing may be unavailable because of the first priority liens which have been granted to Market Guide and, if available, will likely include restrictive covenants, including financial maintenance covenants restricting our ability to incur additional indebtedness and to pay dividends. Our failure to raise capital through debt financing on acceptable terms, when needed, could have a material adverse effect on us.

     We may default on the Market Guide Notes. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we otherwise fail to comply with the terms of the Market Guide Notes, we would be in default under the terms thereof, which would permit the holders of such Notes to accelerate the maturity of such indebtedness. Such a default could have a material adverse effect on our business, prospects, financial condition and results of operation. We cannot assure that we will be able to meet our debt service obligations under the Market Guide Notes. In the event our cash flow is inadequate to meet our obligations, we could face substantial liquidity problems.

     We may not be able to effectively market our service because of our limited marketing experience and our limited personnel. We have limited marketing experience and limited financial, personnel and other resources to undertake the extensive marketing activities necessary to market our service. Our ability to generate revenue from the credit information service business will be dependent upon, among other things, our ability to manage an effective sales organization. We will need to develop a sales force and a marketing group with technical expertise to coordinate marketing efforts. We cannot assure that we will be able to market our service effectively through:

     o    an in-house sales force;

     o    independent sales representatives;

     o    arrangements with an outside sales force; or

     o    strategic partners.

     If we are unable to respond to rapid technological changes, we may lose our market share. To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our Web-based data analysis service. The Internet and the online commerce industry are characterized by:

     o    rapid technological change;

     o changes in user and customer requirements and preferences, frequent new products and service introductions embodying new technologies; and

     o    the emergence of new industry standards and practices;

all of which could render our existing Web site and proprietary technology and systems obsolete. Our success will depend, in part, on our ability to:

     o    license leading technologies useful in our business;

     o    enhance existing services;

     o develop new services and technology that address the increasingly sophisticated and varied needs of prospective customers; and

     o respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of a Web site and other proprietary technology entails significant technical, financial and business risks. We cannot assure that we will successfully implement new technologies or adapt our Web site, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable, for any reason, to adapt in a timely manner in response to changing market conditions or customer requirements, such inability could have a material adverse effect on our business, prospects, financial condition and results of operations.

     We rely on Market Guide to supply our data; without such data we cannot assure that the credit information service business will be successful. We purchase a significant portion of our data from Market Guide pursuant to a Database License Agreement which expires on December 31, 2003, unless sooner terminated by us. We have no other long-term contracts or arrangements with any supplier of data that guarantee the availability of data. We cannot assure that Market Guide will continue to supply data to us on current terms or that we will be able to establish new or extend current vendor relationships to ensure acquisition of data in a timely and efficient manner and on acceptable commercial terms. If we are unable to develop and maintain relationships with suppliers that would allow us to obtain sufficient quantities of reliable information on acceptable commercial terms, such inability could have a material adverse effect on our business, prospects, financial condition and results of operations.

     We depend on our  ability to provide  our service  over the  Internet.  Our success is largely dependent on our ability to deliver high quality, uninterrupted access to our service over the Internet. Any system interruptions that result in the unavailability of our Web site would reduce the attractiveness of our service. We have experienced periodic system interruptions, which we believe will continue to occur from time to time. Our failure to add additional software and hardware and further develop and upgrade our existing technology and network infrastructure to accommodate increased traffic on our Web site may cause:

     o    system disruptions;

     o    slower response times;

     o    degradation in levels of customer service;

     o    impaired quality; or

     o    delays in reporting accurate financial information.

     Most of our computer and communications hardware are located at a single leased facility in Lake Success, New York. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We do not have off-site back-up systems or a formal disaster recovery plan and do not have sufficient business interruption insurance to compensate us for losses that may occur. Despite the implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. These could lead to interruptions, delays, loss of critical data or the inability to provide our service.

     Any system or network failure that causes interruptions in our Internet operations could have a material adverse effect on our business, prospects, financial condition or results of operations.

     A determination by the Internal Revenue Service that our net operating losses may not be carried forward and used to offset future profits, if any, could result in substantial tax liability which would reduce our after-tax income and adversely affect our financial condition and results of operations. As of January 1, 1999, we had approximately $13.9 million of net operating loss carryforwards expiring in varying amounts over the next 19 years, which we believe should be available to shelter future taxable income, if any. We do not intend to seek a ruling from the Internal Revenue Service as to the availability of our net operating losses. Our views are not binding on the Internal Revenue Service. Moreover, our view is predicated on the accuracy of certain factual assumptions, including assumptions as to the value of our respective preferred and common equity interests as of certain relevant dates. There can be no assurance that such assumptions would be sustained if challenged by the IRS. If a successful challenge were maintained, then the sale of common shares in a recently completed private placement, together with other "owner-shifts" within the prior three years, could result in an "ownership change," in which event the net operating loss carryforwards would be lost in their entirety. In addition, future issuances by us or purchases or sales by others of our equity securities could result in an "ownership change" which, depending upon the timing thereof, could in turn cause the loss of our net operating loss carryforwards or a limitation on the amount of net operating loss carryforwards which can be used in any one year. Any inability to utilize these net operating losses or any material limitation on their availability would adversely effect our after-tax income and, accordingly, our financial condition and results of operations.

     You will not be able to control matters requiring approval by stockholders. Jerome S. Flum and Flum Partners, a partnership of which Mr. Flum is the sole general partner, beneficially own 73.75% of the outstanding common stock (without giving effect to the exercise of outstanding stock options). As a result, they will effectively control virtually all matters requiring approval by our stockholders, including:

     o    amendments of the Articles of Incorporation;

     o    the approval of mergers or similar transactions; and

     o    election of directors.

In addition, Mr. Flum is one of our three current directors.

     We do not currently have any issued patents or registered copyrights, and our technology may be misappropriated by others. There can be no assurance that any steps we take will be adequate to prevent misappropriation of our technology or other proprietary rights. There can be no assurance that our trademark applications will result in any trademark registrations, or that, if registered, any registered trademark will be held valid and enforceable if challenged. We do not have trademark protection for the name "CreditRiskMonitor," and we cannot assure that such a name would be granted a trademark because of the generic nature of those words.

     If we become involved in litigation to enforce or defend our intellectual property rights, such litigation can be a lengthy and costly process causing diversion of effort and resources with no guarantee of success.

     You may not be able to freely trade your shares of common stock. Our common stock is not listed on a national securities exchange and is quoted only on the NASD's Electronic Bulletin Board. Accordingly, there is a limited public market for our securities, and there can be no assurance that a more liquid market will develop in the future. You must be prepared to bear the economic risk of your investment for an indefinite period of time.


                           FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "may," "will," "anticipate," "believe," "estimate", "continue" or other variations and comparable terminology. The statements in "Risk Factors" are cautionary statements. They identify important factors, with respect to forward-looking statements, that could cause actual results to differ materially from those forecasted in such statements.

                                 USE OF PROCEEDS


     All shares of common stock offered hereby are being offered for the account of the selling stockholders. Accordingly, New Generation Foods, Inc., d/b/a CreditRiskMonitor.com ("CreditRiskMonitor") will not receive any proceeds of any sales made hereunder.


                                 CAPITALIZATION

     The following table sets forth CreditRiskMonitor's debt and capitalization as of December 31, 1998:

     o    on an actual basis; and

     o    on a pro forma basis to reflect:

          1) the sale in a 1998 private placement of 1,300,000 shares of common stock at a price of $2.50 per share and the application of the proceeds received therefrom;

          2) the conversion of 1,100,000 shares of senior preferred stock into 3,598,299 shares of common stock;

          3)   the issuance of 2,000  shares of common  stock to Flum  Partners;
               and

          4) the acquisition of the assets of the credit information service business from Market Guide.

                                                      December 31, 1998
                                                      -----------------

                                                   Actual            Pro Forma
                                                ------------       ------------
Long-term debt                                  $       --         $    885,792

Redeemable convertible voting senior               1,100,000               --
   preferred stock, $.01 par value
   (stated at liquidation value of
   $1.00 per share).  Authorized
   1,100,000 shares; issued and
   outstanding 1,100,000 shares

Stockholders' equity (deficit):
  Common stock, $.01 par value                         3,998             53,001
    Authorized 25,000,000 shares;
    issued and outstanding 399,830
    and 5,300,129, respectively

  Additional paid-in capital                      22,818,930         27,067,999

  Retained deficit                               (23,892,300)       (24,026,396)
                                                ------------       ------------

    Total stockholders' equity                    (1,069,372)         3,094,604
     (deficit)                                  ------------       ------------

    Total capitalization                        $     30,628       $  3,980,396
                                                ============       ============


                                 DIVIDEND POLICY

     We have never paid any cash dividends on our common stock. The Security Agreement securing the Market Guide Notes prohibits us from paying any dividends on our capital stock while such Notes are outstanding. Our Board of Directors will determine future dividend policy based on our results of operations, financial condition, capital requirements and other circumstances. It is not anticipated that any cash dividends will be paid on the common stock in the foreseeable future.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Prior to May 11, 1993, the common stock of CreditRiskMonitor was traded principally on the NASDAQ Automated Quotation System under the symbol NGEN and also on the Boston Stock Exchange under the symbol NGF.B or NGF. During the second quarter of 1993, CreditRiskMonitor's common stock was delisted from both the Boston Stock Exchange and the NASDAQ Automated Quotation System. CreditRiskMonitor's common stock now trades in the over-the-counter market "Bulletin Board Service" under the symbol NGNF. The following table sets forth the high and low closing bid quotations for the common stock as reported on the over-the-counter market Bulletin Board Service for each calendar quarter of 1997 and 1998 and for the first calendar quarter of 1999. Such market quotations reflect inter-dealer prices without retail markup, markdown or commission and do not necessarily represent actual transactions.

                                           High Bid                   Low Bid
                                           --------                   -------

1997
         First Quarter                      $0.0001                    $0.0001
         Second Quarter                     $0.0001                    $0.0001
         Third Quarter                      $0.0001                    $0.0001
         Fourth Quarter                     $0.0001                    $0.0001


1998
         First Quarter                      $0.0003                    $0.0001
         Second Quarter                     $0.0001                    $0.0001
         Third Quarter                      $0.01                      $0.0001
         Fourth Quarter                     $7.50                      $0.07

1999
         First Quarter                      $7.25                      $3.00


     On April 15, 1999, there were approximately 525 registered holders of CreditRiskMonitor's common stock.

     CreditRiskMonitor has not paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. During 1997, the Series A and Series B Preferred Stock of CreditRiskMonitor were retired. At the retirement date accrued and unpaid dividends were $787,500 and $111,600, respectively, substantially all of which were subsequently paid. See "Certain Relationships and Related Transactions". The Security Agreement securing the Market Guide Notes prohibits CreditRiskMonitor from paying any dividends on its common stock while such Notes are outstanding.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Financial Condition

     From October 1993, when it sold its previous nutritional food products business to American Pacific Financial Corporation ("American Pacific"), through the end of 1998, CreditRiskMonitor had no revenues from operations.

     During this period, CreditRiskMonitor received revenues from notes issued to it in connection with the 1993 sale of its assets to American Pacific. During 1997 and 1998 CreditRiskMonitor was required, by the terms of its then outstanding Series A and Series B Preferred Stock (which required payment of liquidation preferences upon a sale or transfer of substantially all the assets of CreditRiskMonitor) to pay the applicable liquidation preferences to Flum Partners, the holder of those Series of Preferred Stock.

     CreditRiskMonitor issued to Flum Partners at the end of 1997 and in the first quarter of 1998 a total of $1.8 million in cash, plus 1,100,000 shares of its new Senior Preferred Stock (convertible into 3,598,299 shares of Common Stock) in payment of the liquidation preferences and accrued dividends on the Series A and Series B Preferred Stock. This cash payment effectively distributed all of CreditRiskMonitor's liquid assets and the share issuance gave Flum Partners the right to own and vote approximately 90% of CreditRiskMonitor's outstanding equity shares. See "Certain Relationships and Related Transactions."

     The employment contract of Jerome S. Flum, CreditRiskMonitor's chairman, was terminated effective December 1, 1997, and he agreed, for a twelve-month period, to attempt to identify and consummate a transaction which would increase the value of CreditRiskMonitor.

     During the first quarter of 1998, CreditRiskMonitor located and investigated the purchase of a credit information service business then owned by Market Guide. Pending negotiation of the purchase, Mr. Flum agreed to manage this business on behalf of Market Guide. In September 1998, CreditRiskMonitor purchased an option to purchase the assets of the credit information service business for approximately $2,390,000. It exercised its option on December 29, 1998 and the transaction closed effective January 19, 1999. Mr. Flum's management on behalf of Market Guide continued until the closing. The terms of the purchase and CreditRiskMonitor's notes issued in connection therewith are described under "Business" and in the Notes to CreditRiskMonitor's Consolidated Financial Statements.

     In order to raise funds to pay the $1.23 million cash portion of the purchase price for the credit information service business assets, the costs of the acquisition and to have sufficient working capital to continue to develop and run that business, CreditRiskMonitor completed a private placement (the "Private Placement") on January 19, 1999 of 1,300,000 shares of its common stock to approximately 25 "accredited investors" at a purchase price of $2.50 per share, for gross proceeds of $3.25 million. Management believes that the proceeds of this offering will provide adequate working capital to fund operating losses of CreditRiskMonitor until cash flow breakeven is achieved.

     The transactions described above, along with the issuance of 2,000 shares of common stock to Flum Partners in January 1999 in consideration of its provision to CreditRiskMonitor of a line of credit and the conversion by Flum Partners of its Senior Preferred shares into common stock on or about January 20, 1999, resulted in Flum Partners owning more than 72% of CreditRiskMonitor's outstanding common stock (which is its only equity security now outstanding) after the Private Placement.

     At December 31, 1998, CreditRiskMonitor had cash, cash equivalents and other liquid assets of $13,400 compared to $1,400,051 of liquid assets at December 31, 1997, and had working capital of $30,628, compared to working capital of $54,067 at

December 31, 1997. This reflected the cash payment to Flum Partners in respect of the Series A and Series B Preferred Stock. CreditRiskMonitor has no bank lines of credit or other currently available credit sources.

     Funds from the Private Placement became available to CreditRiskMonitor on or about January 19, 1999, at which date CreditRiskMonitor paid the cash portion of the purchase price for the credit information service business assets, paid the expenses of the purchase transaction and retained the remaining proceeds for use as working capital over the next two years.

     The purchase of the credit information service business in January 1999 transformed CreditRiskMonitor into an operating company with revenues from operations and increased its employee base from 1 employee in 1998 to 14 full-time employees and 1 consultant as of April 30, 1999.

     During the next 12 months CreditRiskMonitor plans to expand its Internet-based credit reporting service substantially, increasing the number of public companies on which it supplies credit reports to its customers from 575 to approximately 8,000 during the first half of 1999. CreditRiskMonitor is also developing a database and credit reporting system which will expand its service line from Internet generated credit reports on public companies to on-line credit reports on privately-owned companies as well.

Operations

     1998 vs. 1997 and 1997 vs. 1996

     CreditRiskMonitor terminated its business as a food manufacturer on October 22, 1993, when it sold its operations in the 1993 sale of its assets to American Pacific. It conducted no operations in the fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998.

     Net loss for the year ended December 31, 1997 was ($81,049) or ($0.67) per share, reflecting selling, general and administrative expenses, including the Chairman's compensation expense, and a loss on investments, in excess of interest and dividend income.

     Net loss for the year ended December 31, 1998 was ($23,439) or ($0.06) per share, reflecting selling, general and administrative expenses in excess of interest and dividend income. CreditRiskMonitor eliminated the Chairman's compensation expense when Mr. Flum's employment contract was terminated. After the distribution of assets to Flum Partners, CreditRiskMonitor had no substantial investment income.

Federal Tax Considerations

     CreditRiskMonitor has available net operating loss carryforwards which may be used to reduce its Federal income tax liability. However, provisions contained in the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), may impose substantial limitations upon CreditRiskMonitor's ability to utilize its net operating loss carryforwards. For example, CreditRiskMonitor may be subject to the so-called "alternative minimum tax" which does not always permit full utilization of net operating loss carryforwards otherwise available.

     Limitations imposed by Section 382 of the Internal Revenue Code upon the availability of net operating loss carryforwards would apply if certain changes were to occur in the ownership of CreditRiskMonitor. Thus, CreditRiskMonitor's utilization of its carryforwards in the future may be terminated, deferred and/or reduced if CreditRiskMonitor undertakes further equity financings or if certain other changes occur in the ownership of the common stock. See "Risk Factors-A determination by the Internal Revenue Service that our net operating losses may not be carried forward and used to offset future profits, if any, could result in substantial tax liability which could reduce our after-tax income and adversely effect our financial condition and results of operations." For information regarding the amounts and expiration dates of CreditRiskMonitor's net operating loss carryforwards, see Note 2 to the Consolidated Financial Statements.

Year 2000 Planning

     CreditRiskMonitor has implemented a Year 2000 program to ensure that its and its vendors' and business partners' computer systems and applications will function properly beyond 1999. CreditRiskMonitor's current principal supplier of data for use in the preparation of CreditRiskMonitor's credit analyses reports is Market Guide. Pursuant to an outstanding Database License Agreement, Market Guide has agreed to furnish data which is year 2000 compliant. CreditRiskMonitor has also identified vendor and business partner software with which it electronically interacts, and has requested Year 2000 compliance certifications. CreditRiskMonitor has received assurances from those vendors and business partners whose systems are not currently Year 2000 compliant that the necessary modifications, or new versions of software, will be made available by 2000. CreditRiskMonitor has reviewed and tested all of its computers systems and Internet-based products and determined that they are all Year 2000 Compliant. CreditRiskMonitor defines "Year 2000 Compliant" as the ability of its hardware and software to recognize and properly process data beyond December 31, 1999 as well recognizing that the Year 2000 is a leap year and that any calculations dependent upon knowing this fact will be performed correctly. CreditRiskMonitor's cost to comply with the Year 2000 initiative is not expected to be material.

Risks and Other Considerations

     The credit information service business is a relatively new venture with a limited operating history and history of significant losses. There can be no assurances that CreditRiskMonitor will be immediately profitable or will not incur losses in the future.

     CreditRiskMonitor is subject to competition from firms that have greater financial, management, sales and technical resources than CreditRiskMonitor. CreditRiskMonitor's success depends to a significant degree on the contributions of its key management. The loss of services of one or more key members of management could have an adverse affect upon CreditRiskMonitor.

     The market price of CreditRiskMonitor's common stock may be volatile at times in response to fluctuations of CreditRiskMonitor's operating results, changes in analyst earnings estimates, market conditions as well as general conditions and other factors general to CreditRiskMonitor.


                                    BUSINESS

     New Generation Foods, Inc., a Nevada corporation, was organized in February 1977. It began to do business under the assumed name CreditRiskMonitor.com in January 1999.

     CreditRiskMonitor was engaged in the development and sale of nutritional food products from 1982 until October 22, 1993, when it sold substantially all of its assets to American Pacific. As a result of this sale, CreditRiskMonitor was no longer an operating company. From 1994 to 1998, CreditRiskMonitor had no revenues and its income was derived from interest, dividends and gains on the sale of its assets.

     In September 1998, CreditRiskMonitor paid $60,000 for an option to purchase the assets of a credit information service business from Market Guide. CreditRiskMonitor exercised the option on December 29, 1998 and completed the purchase of the credit information service business assets effective January 19, 1999 for a purchase price of approximately $2,390,000, including the $60,000 paid for the option. The $1.23 million cash portion of the purchase price was paid at closing and the balance is represented by the Market Guide Notes. The $100,000 Market Guide Note, which bears interest at 8.5% from the closing date, provides for the deferral of principal amortization until February 2001. The $1,000,000 Market Guide Note bears interest at 6% from July 2001, and provides for the deferral of principal amortization until such date. After the respective deferrals, both Market Guide Notes are then payable over 24 months. The Market Guide Notes are secured by a first priority purchase money security interest on substantially all of the assets of CreditRiskMonitor.

     The assets purchased include customer contracts, receivables, equipment, software and intangibles.

     For a period of five years after the closing of the credit information service business acquisition, Market Guide has agreed to furnish to CreditRiskMonitor the database of credit information used in the preparation of CreditRiskMonitor's credit analysis reports, at no charge through December 31, 2000 and at specified prices thereafter, based on the number of users per subscriber to the reports. The agreement is cancelable by CreditRiskMonitor on 90 days' notice.

     Market Guide also has agreed not to market credit reports that are targeted specifically to corporate credit personnel, or to advertise or promote such products in any media or trade shows which are targeted specifically to corporate credit personnel, for a period of five years. In addition, for a two year period, Market Guide has agreed not to provide its data or information to any other business for use in reports targeted specifically to corporate credit personnel, including a specified list of CreditRiskMonitor competitors or potential competitors, including The Dun & Bradstreet Corporation ("Dun & Bradstreet").

     CreditRiskMonitor has agreed not to compete with Market Guide in its other credit information services for a period of two years, so long as CreditRiskMonitor is obtaining its data directly and not from Market Guide, or for a period of five years, so long as CreditRiskMonitor is obtaining its data from Market Guide. This restriction does not apply, however, if CreditRiskMonitor acquires its data from sources other than Market Guide.

The Credit Information Service Business

     In 1996, the credit information service business' management, all of whom have extensive experience in the credit reporting industry, approached Market Guide to explore the use of Market Guide's database as the basis for an Internet-based subscription service which would provide information specifically designed for the corporate credit professional. Market Guide maintains and provides information on publicly reporting companies to the securities and investment communities. Since no real-time Internet product existed in this area, Market Guide agreed to finance the development of such a service and formed the credit information service division in September 1996. In April 1997, the credit information service business commenced its sales operations as a division of Market Guide, under the name "CreditRisk Monitor".

     CreditRiskMonitor believes that it is the only totally interactive Internet-based financial information and news service designed specifically for corporate credit professionals. Its credit risk analysis service is the result of management's extensive experience in the credit industry and on-going research with respect to corporate credit department information needs. This has enabled CreditRiskMonitor to satisfy the credit industry's requirements with the most timely, technologically advanced, lowest cost credit information service available. Since the credit information service has been available over the Internet, it has attracted more than 365 subscribers at an average annual subscription price of slightly over $3,500.
CreditRiskMonitor currently monitors, for the purpose of credit evaluation, approximately 575 U.S. publicly-held domestic retail chains, wholesalers and selected manufacturers in various industries. Present plans call for the coverage to increase to approximately 8,000 publicly-held companies during the second quarter of 1999, and for the coverage of privately-owned companies by the end of the second quarter of 2000.

     CreditRiskMonitor designed its service for corporate credit managers who must decide whether or not to ship their company's goods to their customers and to extend credit on the purchase. If the purchaser is unable to pay the account, the selling company can suffer substantial losses. The decision to ship or not to ship may have to be made under intense time pressure, with potentially damaging results if the manager has inaccurate or stale information.

     With the continuing downsizing of corporate America and the related reductions in credit departmental budgets and personnel, these corporate credit professionals have to do more with less. There has been an explosion in the amount of information that is available to these professionals, resulting in an overwhelming amount of data and limited time for research and analysis. CreditRiskMonitor's service provides corporate credit professionals with a one stop information service in order to continuously monitor the creditworthiness of their public company customers, in the shortest possible time and with a minimum of effort. This timesaving is critical where immediate decisions must be made.

     There is little hard data on the size of CreditRiskMonitor's market: The National Association of Credit Management has about 50,000 members, but other industry observers believe the number of U.S. credit managers or personnel performing this function is substantially greater. In addition, there are numerous U.S. based companies who do not have a specific credit function but still require credit information. Since a good deal of CreditRiskMonitor's sales solicitation is by phone and Internet demonstration of the product, it is expected that a large overseas market also exists. CreditRiskMonitor believes that its service has a large market that has been minimally penetrated.

     The viability and potential of CreditRiskMonitor's business is made possible by its Internet service delivery and by what CreditRiskMonitor believes to be the following characteristics:

o The value of CreditRiskMonitor's service exceeds the cost to the subscriber. The $3,500 yearly subscriber cost is small compared to the size of the possible loss to the subscriber from shipping to a customer and then not getting paid. In addition, CreditRiskMonitor's service should either reduce or hold down costs in the credit department because of the time saved in researching public company credit risk.

o CreditRiskMonitor's business appears to have counter-cyclical characteristics. If the economy slows or contracts, the corporate credit manager function should increase in importance within corporations, and products that allow credit managers to perform their jobs more efficiently and effectively should gain market share in an expanding market.

o CreditRiskMonitor sells its service for a low yearly renewable subscription cost and, therefore, has a recurring yearly income stream. The service is not a one-time sale but a source of continuing revenue. As new features are added there should not be significant resistance to reasonable price increases.

o CreditRiskMonitor's service is designed to penetrate the large market for credit information on publicly-held companies but even this market may be small compared to the need for credit information on privately-owned companies. CreditRiskMonitor intends to have available a product for evaluating credit risk of privately-owned companies by the end of the second quarter of 2000.

o Some of CreditRiskMonitor's basic cost structure is being reduced. On a broad generic basis, computer hardware, software, communications and financial data costs are universally coming down. CreditRiskMonitor has automated a significant amount of the process used to create and deliver its service; therefore, its production costs are relatively stable over a wide range of increasing revenue. In addition, sales costs as a percentage of revenues should continue to decline since sales commissions will only be paid on new subscriptions and not on renewals, and since renewal income will increase much more rapidly then revenues from first-time sales. In summary, CreditRiskMonitor's margins should increase faster than sales.

o CreditRiskMonitor's business has no inventory, manufacturing or warehouse facilities. Thus, it is not capital intensive and high margins should generate significant positive cash flow. In addition, CreditRiskMonitor believes that its net operating loss carryforwards, aggregating $13.9 million at December 31, 1998 and expiring in varying amounts through 2018, should be available to shelter taxable income if and when CreditRiskMonitor achieves profitability. See "Risk Factors-A determination by the Internal Revenue Service that our net operating losses may not be carried forward and used to offset future profits, if any, could result in substantial tax liability which could reduce our after-tax income and adversely effect our financial condition and results of operations" and Note 2 to Consolidated Financial Statements.

o CreditRiskMonitor has in-place an experienced management team that has equity incentives.

o With few competitors, the price competitive environment for credit risk analysis service is not intense. Primarily, CreditRiskMonitor is competing against Dun & Bradstreet, a New York Stock Exchange and multi-billion revenue company that has a near monopoly for credit services. Dun & Bradstreet's service appears to be higher priced and less timely than CreditRiskMonitor's. CreditRiskMonitor's service is a technological breakthrough that allows a significant reduction in the selling price of credit risk analysis to subscribers and yet has a low cost structure that still allows its low price to be very profitable to CreditRiskMonitor.

o CreditRiskMonitor purchased the credit information service business for a reasonable price with excellent deferred payment terms that should not impede cash flow, so that it should be possible to grow the business at a rapid rate with little need for external capital.

CreditRiskMonitor's Goals

o Lowest cost provider. CreditRiskMonitor's analysis and preparation of data into a form usable by its customers (corporate credit departments) is nearly 100% computer driven and minimum incremental personnel costs are required to broaden the number of companies analyzed. CreditRiskMonitor's cost structure is believed to be the lowest in its industry, because CreditRiskMonitor delivers all of its information to its customers via the Internet and there is a seamless interface between the preparation of a company report and the delivery of that report to CreditRiskMonitor's subscribers. Whenever CreditRiskMonitor's customers access company information it is the most current and comprehensive information available.

o Lowest price to value received. CreditRiskMonitor currently monitors, for the purpose of credit evaluation, approximately 575 U.S. publicly-held domestic retail chains, wholesalers and selected manufacturers in various industries. Present plans call for this coverage to increase to approximately 8,000 public companies by the end of the first half of 1999. CreditRiskMonitor's current price for a one-year, one-password subscription is $3,500. This price allows the subscriber unlimited access to information on all companies contained in CreditRiskMonitor's interactive database, consisting of news, financial and credit information and analysis. As the number of companies analyzed expands, CreditRiskMonitor's price advantage over competitors should become even more significant. The increase in the number of companies monitored will also increase the market for
     CreditRiskMonitor's service, as many additional potential subscriber corporations will find more of their customers analyzed for credit risk. To maintain this competitive advantage, CreditRiskMonitor expects to add additional proprietary features and information sources to its service.

o Retain hedge characteristics. If the economy slows down or enters a recession, corporate credit risk will increase and, CreditRiskMonitor believes, the credit manager function should rise in importance. Since the cost of CreditRiskMonitor's service is low compared to the size of the losses it is designed to reduce and to the cost of competitive services, CreditRiskMonitor's business and revenues may be counter- cyclical, to a significant extent, if U.S. economic growth slows or declines.

o Broaden coverage to include private companies. CreditRiskMonitor's rapid expansion of public company coverage will be followed by the expected initiation of CreditRiskMonitor's coverage of privately-owned companies, by the end of the second quarter of 2000. This private company coverage should expand CreditRiskMonitor's market. Today, there is little useful and timely information available to assist in the credit evaluation of private companies. Both CreditRiskMonitor's current and potential subscribers have actively encouraged CreditRiskMonitor's entry into this field.

o International penetration. Foreign companies doing business in the U.S. have the same or even greater need than our domestic subscribers have for CreditRiskMonitor's credit analysis of U.S. companies. Internationally, the Internet provides the same rapid and inexpensive selling and distribution of CreditRiskMonitor's service as has been achieved domestically.

Important Business Considerations

o Customer base. CreditRiskMonitor believes that before a subscriber purchases its service, it had the ability to evaluate CreditRiskMonitor versus its competition. Although CreditRiskMonitor's present service has only been on the market for approximately two years and as presently constituted covers only about 575 companies, CreditRiskMonitor has developed a diverse and sophisticated list of subscribers, a partial list of which includes:

                           PARTIAL LIST OF SUBSCRIBERS

================================================================================
Aiwa America                                 Monsanto
--------------------------------------------------------------------------------
BIC                                          Osram Sylvania
--------------------------------------------------------------------------------
Bristol-Myers Squibb                         Panasonic
--------------------------------------------------------------------------------
Coca-Cola Foods                              Pepsi-Cola
--------------------------------------------------------------------------------
Colgate Palmolive                            Polygram Group Distributing
--------------------------------------------------------------------------------
Compaq Computer                              Prestone Products
--------------------------------------------------------------------------------
Cosco                                        Procter & Gamble
--------------------------------------------------------------------------------
First Brands                                 Rayovac
--------------------------------------------------------------------------------
Fruit of the Loom                            Rhone-Poulenc Rorer
--------------------------------------------------------------------------------
Georgia-Pacific                              Samsung Electronics America
--------------------------------------------------------------------------------
Johnson & Johnson                            Schering Plough
--------------------------------------------------------------------------------
Lever Brothers                               Sony Electronics
--------------------------------------------------------------------------------
Lexmark International                        3Com
--------------------------------------------------------------------------------
Lucent Technologies                          Yamaha Corp. of America
================================================================================


o Competition. CreditRiskMonitor's principal competitors are Dun & Bradstreet, Information Clearinghouse Incorporated d/b/a F&D Reports and Global Credit Services, Inc., some of which, including Dun & Bradstreet, have significantly greater resources than CreditRiskMonitor. Dun & Bradstreet dominates the market for credit reporting services.

     These competitors' services are either not delivered over the Internet and/or are not updated prior to delivery. They, therefore, lack the speed, flexibility and timeliness of CreditRiskMonitor's service. CreditRiskMonitor believes that its service is not only superior but it is also much less expensive.

     In the market for credit analysis services beyond the present approximately 575 companies analyzed by CreditRiskMonitor, CreditRiskMonitor has only one serious competitor -- Dun & Bradstreet. When CreditRiskMonitor expands its CreditRiskMonitor coverage to approximately 8,000 public companies, which it plans to accomplish by the end of the first half of 1999, it believes that the same service and price advantages CreditRiskMonitor has in its current market will continue to apply when CreditRiskMonitor competes with Dun & Bradstreet in this larger market.

o Recurring income stream. The annual subscription price of $3,500 is not only very low compared to competitive services but also to the amount of loss inherent in the credit exposure of shipping to a customer who cannot pay. Because of the ease of use and CreditRiskMonitor's service sophistication, users appear to develop a residual comfort level that acts to reduce the risk of replacement of CreditRiskMonitor's service by a competitive service. CreditRiskMonitor's recurring income stream should give it stability and profitability not found in a one-time sale product-based company.

o Potential for cost reductions. CreditRiskMonitor foresees declining costs in some important expenses, which should increase net profits from its subscription income stream. Computer and communication costs are coming down regardless of CreditRiskMonitor's management skills. CreditRiskMonitor believes that the advent of Internet delivery of telephone calls will further reduce the cost per phone call over the next several years, and computer costs per transaction should also continue to decline. CreditRiskMonitor further believes that the base of renewal business will grow larger each year and will not be subject to sales commissions. In addition, Market Guide has contracted to provide financial data to CreditRiskMonitor at no cost through December 31, 2000, and at the rate of $5.00 per month, per single password subscriber, from January 1, 2001 through December 31, 2003 (Market Guide's data cost is slightly higher for subscribers with more than one password). In the future, the cost of obtaining public company financial data should also continue its downward slide as the Securities and Exchange Commission works towards its goal of total electronic filing into a database template. All these naturally occurring cost reductions will be in addition to the cost reductions achieved through servicing more accounts over CreditRiskMonitor's in-place fixed costs. Another potential for cost reduction is CreditRiskMonitor's $13.9 million net operating loss carryforwards (expiring in varying amounts annually through 2018) which, CreditRiskMonitor believes, should be available to shelter future taxable income.

o Dependence on Internet access to conduct business. CreditRiskMonitor's service is only distributed over the Internet and, therefore, a lack of Internet access at a potential customer's site makes it impossible for that customer to utilize the service. When the credit information service business started selling its service in April 1997, the single largest sales impediment was the lack of Internet access at a prospective customer's site. CreditRiskMonitor estimates that in excess of 60% of all sales calls, in 1997, encountered this block, but that it encountered lack of Internet access in 40% of its sales calls during 1998. Most industry observers believe that Internet access, at the company level, is beginning to explode as companies learn of the Internet's utility as a sales, advertising, training, administrative and purchasing tool. These observers expect Internet availability to reach 80% to 90% of the corporate world in the next few years. There is a lag, however, between a company getting Internet access and its credit department being hooked into the Internet. It is clear, however, that this single largest sales block for CreditRiskMonitor service is being reduced at a rapid rate.

o Limited number of companies analyzed. The limited number of companies currently analyzed by CreditRiskMonitor's credit risk service -- approximately 575 public U.S. companies (mainly retailers and wholesalers) -- is a substantial impediment to any sales expansion. The CreditRiskMonitor service sells for $3,500 per year and many potential subscribers do not have enough of their customers within CreditRiskMonitor's current coverage to justify the $3,500 cost, i.e., five customers covered for $3,500 is $700 per company covered, a high price and a serious sales hurdle. CreditRiskMonitor plans to add approximately 7,400 companies to its credit coverage by the end of the first half of 1999, which would constitute more than a 1,390% increase from CreditRiskMonitor's coverage at March 31, 1999.

     That broadening of corporate credit coverage, combined with an increase in the number of corporations who have Internet access, should increase CreditRiskMonitor's sales potential over the next year.

     CreditRiskMonitor plans to enter the credit risk monitoring of private companies by the end of the second quarter of 2000. This category presents a proprietary service with greater market potential than CreditRiskMonitor's present service for the public company market, since meaningful data for private as opposed to public companies is scarce. In addition, most companies' exposure to credit risk loss is substantially more frequent on credit extended to private versus public corporations. Private company credit risk analysis and data, therefore, has the potential of not only accessing a larger market than the public company market, since the number of private companies dwarfs the number of public companies in the U.S., but also filling a significant need for credit managers.

Development Strategy and Proprietary Technology

     CreditRiskMonitor's development strategy is to minimize the amount of manual labor required to create a company report. This allows it to continue to provide higher quality information at a lower price than any of its competitors, whose services are primarily developed and delivered manually. To achieve this result CreditRiskMonitor utilizes the following proprietary products or services as part of its report production process:

o Proprietary financial databases and on-demand report generation system. CreditRiskMonitor's contract with Market Guide, its present data provider, gives it exclusive access to Market Guide company data through 2003. CreditRiskMonitor has converted Market Guide's financial database to a state-of-the-art relational database so that as soon as Market Guide updates its database with information gathered from the Securities and Exchange Commission's Electronic Data Gathering, Analysis and Retrieval filings of one of the companies that CreditRiskMonitor monitors, a new credit report can be produced. In addition to Market Guide's database, several other financial databases can also be used with only a reasonable amount of programming effort required to produce a CreditRiskMonitor report. Possible providers of data that can be used are Disclosure, Inc., Media General, Inc., and Standard & Poor's Compustat, a division of The McGraw-Hill Companies, Inc.

     CreditRiskMonitor utilizes its proprietary on-demand report generation system to create a CreditRiskMonitor company report from CreditRiskMonitor's proprietary news and financial data databases at the time a subscriber requests the report. This means that each report is up to date, unlike competitive services that are static and do not change when new information becomes available.

o Profile based reports. CreditRiskMonitor provides its users with the ability to create customized profiles of selected companies, thereby allowing the user to screen-out unneeded information and reduce information overload.

o Proprietary news database. To provide the broadest possible news coverage, CreditRiskMonitor has a redistribution agreement with Federal Filings, Inc., a Dow Jones Company, and is currently negotiating a similar agreement with Reuters America Inc. CreditRiskMonitor's software scans the news issued by these services and selects those articles that meet CreditRiskMonitor's criteria. CreditRiskMonitor presently stores, for at least one year in its news database, for each article selected, the headline, the entire original article and an abstract, generally comprised of the article's first two paragraphs. The news is scanned by CreditRiskMonitor's news system 24 hours a day, seven days a week.

o Peer group ratio and graphical analysis system. Ratios and graphs have been designed into CreditRiskMonitor's company report specifically for credit analysis. CreditRiskMonitor graphs contain one measure per graph, plotted over time. For each period on the graph, a subscriber will see the highest, lowest and the average value of the subject company's peer group together with the value for the target company. CreditRiskMonitor subscribers know immediately how the target company ranks and has changed, over time, relative to its peers.

Marketing and Sales

     CreditRiskMonitor's goal is to establish its service as the preeminent online financial information and news service dedicated to credit professionals doing business with publicly-held and, in the near future, privately-owned companies. CreditRiskMonitor expects to maintain its subscriber base by continuing to provide the highest quality service so that subscribers will continue to renew their subscriptions each year. This is most important, as the profitability of a renewal is substantially greater than the profit on an initial sale. CreditRiskMonitor's ultimate success will depend on the renewal rate of its subscriber base.

     To capture a significant percentage of the market for online public company credit information, CreditRiskMonitor will continue to use the Internet as the primary mechanism for distributing its service. To inform potential subscribers about its service, CreditRiskMonitor will continue to use a combination of direct mail, telemarketing, print advertising in various trade journals, trade show representation and speaking engagements before credit associations.

Sales Strategy and Commission Program

     Once a sales lead is generated, 90% of the selling effort takes place on the phone. The Internet provides the ability for CreditRiskMonitor's sales representative and the potential subscriber to view our Web site simultaneously and a CreditRiskMonitor sales representative has the ability to demonstrate our service, in-depth, while on the phone with the potential subscriber. Once a password is given out, the sales representative will go online with the prospect and demonstrate how CreditRiskMonitor's service is designed to be used. The potential subscriber can then utilize the service on a trial basis, and is able to evaluate how the service works and how it will help their department. A trial period usually lasts from 1 to 3 months before a potential subscriber will make a decision as to whether or not to purchase a subscription.

     CreditRiskMonitor pays commissions on new sales of its service, but not on renewal sales. Currently the commission is 30% of the contract price, plus certain overrides and incentives based on sales volume.

Employees

     As of April 30, 1999, CreditRiskMonitor employed 14 persons full-time and retained 1 consultant. None of CreditRiskMonitor's employees is covered by a collective bargaining agreement. CreditRiskMonitor believes its relations with its employees to be satisfactory and had suffered no interruption in operations.

     CreditRiskMonitor has no retirement, pension, profit sharing or similar program in effect for its employees, but has adopted stock option plans covering its employees.

Properties

     CreditRiskMonitor's principal office is located in approximately 2,500 square feet of space in an office building located in Lake Success, New York which it has licensed from Market

Guide through October 31, 1999 at a monthly cost of approximately $5,900. CreditRiskMonitor has begun to look for and anticipates no significant difficulty in obtaining at competitive prices, new space of approximately 4,500 square feet in the immediate vicinity.

Legal Proceedings

     In August 1985, an action was commenced against CreditRiskMonitor by a former employee in the Circuit Court of Cook County, Illinois County Department, Law Division, alleging wrongful demotion and wrongful discharge by CreditRiskMonitor. The plaintiff is seeking back pay for the period since her release as well as reinstatement to her position. The claim seeks damages in excess of $15,000, plus punitive damages in excess of $15,000. This matter has been dormant virtually since its inception and, while there has been no discovery, CreditRiskMonitor believes that it has meritorious defenses and that the ultimate outcome should not have a material adverse impact on CreditRiskMonitor.

Available Information

     CreditRiskMonitor  is  subject  to the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D. C. 20549; at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at Seven World Trade Center, 13th Floor, New York, New York 10048. In addition, CreditRiskMonitor is required to file electronic versions of these documents through the Securities and Exchange Commissions' Electronic Data Gathering, Analysis and Retrieval System (EDGAR). The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D. C. 20549. CreditRiskMonitor's common stock is quoted on the NASD Electronic Bulletin Board Service. Information regarding the trading of CreditRiskMonitor can be obtained from the NASD Electronic Bulletin Board Service.

     CreditRiskMonitor has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2, as amended (the "Registration Statement"), under the Securities Act with respect to the securities being offered by this prospectus. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to CreditRiskMonitor and the offer and sale of the securities, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this prospectus concerning the provisions of documents filed with the Registration Statement as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Securities and Exchange Commission. The Registration Statement may be inspected without charge at the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D. C. 20549, and copies of all or any part thereof may be obtained from the Securities and Exchange Commission at prescribed rates.


                                   MANAGEMENT

   Name                          Age                     Position
   ----                          ---                     --------

Jerome S. Flum                   58             Chairman of the Board of
                                                Directors, President and Chief
                                                Executive Officer

Richard James                    59             Director

Leslie Charm                     55             Director

Lawrence Fensterstock            49             Senior Vice President and Chief
                                                Financial Officer

     Jerome S. Flum. Mr. Flum has been a director of CreditRiskMonitor since 1983. He was appointed President and Chief Executive Officer of CreditRiskMonitor and Chairman of the Board of Directors in June 1985. Since 1995, Mr. Flum has been Chairman of the Board of China Capital Corp., a privately-held consulting and management company headquartered in Bethesda, Maryland.

     From 1968 to 1985, Mr. Flum was in the investment business as an institutional security analyst, research and sales partner at an investment firm and then as a general partner of a private investment pool.

     Before entering the investment business Mr. Flum practiced law, helped manage a U.S. congressional campaign and served as a legal and legislative aide to a U.S. congressman.

     Mr. Flum received a BS degree in Business Administration from Babson College and a JD degree from Georgetown University Law School.

     Richard James. Mr. James has been a director of CreditRiskMonitor since April 1992. Mr. James is the Customer Satisfaction Manager for the Consumer Hardware Division of Polaroid Corporation. In this role he is responsible for improving the business performance of Polaroid's instant consumer cameras through improved redesigns and manufacturing processes, as well as by enhancing the customers' picture taking experiences. This role encompasses manufacturing plants in Scotland, China, India and the USA, and worldwide consumer markets.

     From 1968 through 1979 Mr. James was President of James Associates, a group
of  businesses  involving   accounting  and  tax  preparation,   small  business
consulting, real estate sales and rentals, and retail jewelry sales.

     Mr. James is a founding Board member and VP Finance of the Boston Chapter of the Society of Concurrent Engineering, a national professional organization dedicated to the application of Integrated Product Development principles to achieve rapid design, development and inception of new products and services.

     Mr. James holds a BS in Chemical Engineering from Northeastern University, as well as extensive studies in managerial and technical subjects. He has developed and taught numerous technical and business courses for many years as a faculty member of Polaroid's internal training organization.

     Leslie Charm. Mr. Charm has been a director of CreditRiskMonitor since September 1994. From 1989 to the present, he was a director of Moto Photo, Inc., a publicly-held international franchisor of imaging centers. Since 1972, Mr. Charm has been a partner in the firm of Youngman & Charm, a firm specializing in assisting companies that are experiencing operating and/or financial problems.

     Lawrence Fensterstock. Lawrence Fensterstock has been the Senior Vice President of CreditRiskMonitor since January 1999. He joined Information Clearinghouse Incorporated in 1993 and was closely involved in the formation of its credit reporting service. In addition to being responsible for the publication of the various facets of the F&D service, he was chief operating and financial officer of Information Clearinghouse Incorporated. Upon leaving Information Clearinghouse Incorporated, in 1996, he joined Market Guide to assist in the formation of its credit information services division.

     From August 1989 through October 1992, he was vice president-controller, treasurer and corporate secretary for a private entity formed to acquire Litton Industries' office products operations in a leveraged buyout. There, he spent 2-1/2 years acting as de facto chief financial officer. During his tenure, he was responsible for all financial and treasury functions of this company, which generated annual volumes of up to $325 million from its five operating divisions. He was intimately involved in the shut-down of one of these subsidiaries, and the related renegotiation of the company's banking facility, the buyout of a long-term lease, the settlement of outstanding accounts payable at substantial discounts, and the exchange of assets for the settlement of debt owed to Litton Industries.

     Lawrence Fensterstock is a certified public accountant, with an MBA degree from The University of Chicago Business School and a BA degree from Queens College.

Compensation of Directors

     Non-employee directors receive $450 for each Board of Directors' meeting attended, up to a maximum payment of $1,800 per Director per calendar year. During 1998, non-qualified options to purchase 36,000 shares of common stock at a purchase price of $.0001 per share, being the fair market value of the common stock on the date of grant, were granted to each of the two non-employee directors.

Audit and Compensation Committees

     The Board of Directors has standing Audit and Compensation Committees, comprised of Messrs. James and Charm. The Audit Committee assists the Board of Directors in exercising its fiduciary responsibilities for oversight of audit and related matters, including corporate accounting, reporting and control practices. The Compensation Committee is responsible for overseeing CreditRiskMonitor's executive compensation programs. It administers certain compensation and benefit plans and approves annual compensation and recommends to the Board of Directors long-term incentive compensation to be granted to executive officers, directors and consultants of CreditRiskMonitor.

Remuneration of Executive Officers-Summary Compensation Table

     The following table shows, for the fiscal years ended December 31, 1998, 1997 and 1996, the compensation of the Chief Executive Officer. CreditRiskMonitor had no other executive officers during that period. The table also shows the compensation of CreditRiskMonitor's Senior Vice President, Lawrence Fensterstock, who is an executive officer and would have been listed in the table if he had held that position at the end of 1998. Mr. Fensterstock was named as Senior Vice President and Assistant Secretary of CreditRiskMonitor effective January 20, 1999.

                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------
                           Annual
                        Compensation(2)               Long Term Compensation
-------------------------------------------------------------------------------
                                                  Number of
Name and Principal                                Securities        All Other
    Positions          Year     Salary            Underlying       Compensation
                                                   Options
-------------------------------------------------------------------------------
Jerome S. Flum,        1998     $ -0-(1)           150,000
Chairman,              1997     $113,859                               None
President and          1996     $121,506
Chief Executive
Officer
-------------------------------------------------------------------------------
Lawrence               1998     N/A                150,000
Fensterstock,          1997     N/A                                    None
Senior Vice            1996     N/A
President


(1) Effective December 31, 1997 Mr. Flum's Employment Agreement was terminated. See "Certain Relationships and Related Transactions." Beginning January 20, 1999, Mr. Flum is being compensated by CreditRiskMonitor at the rate of $150,000 per annum, of which $90,000 per annum is being deferred until such time as CreditRiskMonitor achieves cash flow breakeven or until the Market Guide Notes have been paid in full, whichever occurs sooner.

(2) No Bonus or other Annual Compensation was paid during the past three fiscal years.

Key Employees

     In addition to the executive officers and directors described above, the following persons constitute key employees of CreditRiskMonitor.

     Albert Fensterstock. Albert Fensterstock, age 61, has been the Managing Director - Business Development of CreditRiskMonitor since January 1999. Prior to joining Market Guide, in 1996, he was Managing Director of Information Clearinghouse Incorporated from its inception, in November 1992 through January 1994, and from July 1995 through August 1996, where he created F&D Reports and was responsible for day-to-day operations, technological innovation, product development and product quality control. Albert Fensterstock has over 39 years of experience in financial and operations analysis and corporate management. He was a management consultant for two "Big Five" accounting firms where he was responsible for managing major projects requiring solutions for many diverse problems in a broad range of industries. His experience as a corporate executive includes, Vice President and Chief Information Officer of Cadence Industries, a New York Stock Exchange company and Chief Operating Officer and Chief Financial Officer of Hebrew National, an international food manufacturer and distributor.

     As a management consultant, Albert Fensterstock specialized in the areas of systems analysis and the design and implementation of computer based decision supporting systems. In particular, his experience includes the development of: credit scoring systems; neural network/pattern recognition systems for credit and sales applications; financial and operations simulation models; computer based forecasting systems; and computer based accounting, management information and financial analysis systems.

     Albert Fensterstock has been invited to lecture by many trade groups and credit associations on a variety of topics including: Credit Analysis of High Risk Companies (specific companies chosen by attendees); The Millennium Crisis; Using Cash Flow Simulation to Determine When a Debtor Will Run Out of Money; Using Statistical Analysis for Credit Risk Evaluation; and Principles of Credit Scoring.

     Albert Fensterstock did his undergraduate work at MIT in mathematics and economic and graduate work at MIT and Columbia University in business and statistics.

     William F. Gerold, IV. Mr. Gerold, age 46, joined CreditRiskMonitor in February 1999 as Vice President of Information Technology. He has over 20 years experience in computer technology and systems. For more than six years prior to joining the Company he was president and sole shareholder of GudAnuf, Inc., a computer consulting firm specializing in the financial, human resources and manufacturing industry segments.

     Mr. Gerold received his BBA degree from Dowling College.

Stock Option Plans

     The following table sets forth all stock options granted to CreditRiskMonitor's Chief Executive Officer, who was the only executive officer during the last fiscal year and to CreditRiskMonitor's Senior Vice President, who became an executive officer on January 20, 1999.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)
------------------------------------------------------------------------------------------------------
                                                                                              Grant
                                                  Individual Grants                           Date
                                                                                              Value
------------------------------------------------------------------------------------------------------
                                             Percent of
                         Number of           Total Options
                         Securities          Granted to         Exercise
                         Underlying          Employees in       Basic Price    Expiration     Present
Name                     Options Amount      Fiscal Year        ($/Sh)         Date           Value
                         (#)
------------------------------------------------------------------------------------------------------
Jerome S. Flum,          150,000             100%               $.00011(2)     8/25/2003      (3)
Chairman, President
and CEO                                                                                       (5)
------------------------------------------------------------------------------------------------------
Lawrence                 150,000             N/A                $.00010(4)     8/25/2008      (3)(4)
Fensterstock,                                                                                 (5)
Senior Vice
President

(1) No stock appreciation rights were granted to the executive officers in fiscal 1998.

(2) Represents 110% of fair market value at date of grant.

(3) 75,000 of the options granted to Mr. Flum and all of the options granted to Mr. Fensterstock, are subject to performance based objectives as described below.

(4) Represents fair market value at date of grant. Mr. Fensterstock was a consultant to CreditRiskMonitor during 1998 and was not an employee.

(5) All options are not exercisable at least until January 2002. The fair market value of one share of CreditRiskMonitor common stock at March 31, 1999 was $5.25.

     Pursuant to the 1992 Incentive Stock Option Plan of CreditRiskMonitor, on August 26, 1998 Mr. Flum was granted incentive stock options to purchase 150,000 shares of common stock, exercisable until August 25, 2003, at a price of $.00011, constituting 110% of the fair market value of the common stock on the date of grant.

     Non-qualified options to purchase an aggregate of 638,000 shares of common stock were granted between August 1998 and March 1999, subject to Stockholder approval of the 1998 Long-Term Incentive Plan, exercisable for a ten-year term, including options to individuals who were employed as consultants to CreditRiskMonitor in 1998 and became employees in 1999. All of the options were issued at exercise prices constituting the fair market price of the common stock on the respective grant dates.

                                                        EXERCISE PRICE PER
         NAME                    NUMBER OF SHARES             SHARE

Lawrence Fensterstock                150,000                 $.0001

Non-Officer                          488,000               $.0001-6.00
Consultant/Employees


     Options to purchase an additional 72,000 shares common stock were issued to non-employee directors.

     In order to minimize the risk of an "owner-shift" which could limit the availability of CreditRiskMonitor's net operating loss carryforwards, none of the options, including the options to non-employee directors, will vest or be exercisable, under any circumstances, prior to the expiration of three years from the closing of the Private Placement, unless accelerated in the sole discretion of CreditRiskMonitor.

     All of the 638,000 options (including those granted to Lawrence Fensterstock) and 75,000 of the options granted to Mr. Flum may be exercised prior to their final two years only in installments upon CreditRiskMonitor attaining certain specified gross revenue and pre-tax profit margin objectives as set forth in the table below, unless such objectives are modified in the sole discretion of the Board of Directors. In order to achieve the vesting of the applicable percentage of options at each level, both the minimum sales amount and the pre-tax operating margin tests for that level must be met.


                 MINIMUM ANNUAL
--------------------------------------                  Cumulative
                              Pre-Tax      Options       Options
Level     Gross Sales        Operating     Vested        Vested
                               Margin
---------------------------------------------------------------------------
  1        $3 Million           20%          6.7%          6.7%
---------------------------------------------------------------------------
  2        $4 Million           23%          6.7%          13.4%
---------------------------------------------------------------------------
  3        $5 Million           27%         10.0%          23.4%
---------------------------------------------------------------------------
  4        $6 Million           36%         10.0%          33.4%
---------------------------------------------------------------------------
  5       $7.5 Million          39%         13.3%          46.7%
---------------------------------------------------------------------------
  6        $9 Million           42%         13.3%          60.0%
---------------------------------------------------------------------------
  7       $11 Million           45%         16.6%          76.6%
---------------------------------------------------------------------------
  8       $14 Million           48%         16.6%          93.2%
---------------------------------------------------------------------------
  9       $17 Million           48%          6.8%         100.0%


     Notwithstanding that the objectives may not have been met in whole or in part, each of the foregoing performance-based options will vest in full on a date which is two years prior to the expiration date of the option or, in the event of a change in control, will vest in whole or in part according to a formula based on the value of CreditRiskMonitor at the time of such change in control.

Limitation of Liability and Indemnification

     CreditRiskMonitor's Articles of Incorporation limit, to the maximum extent permitted by the Nevada Revised Statues ("Nevada Law"), the personal liability of directors of monetary damages for breach of their fiduciary duties as directors, and provides that CreditRiskMonitor shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Nevada Law. Section 78.7502 of the Nevada Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Nevada Law does not permit a corporation to eliminate a director's duty of care, and the provisions of CreditRiskMonitor's Articles of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care.

     CreditRiskMonitor may enter into indemnification agreements with its directors and officers which may require CreditRiskMonitor, among other things, to indemnify such directors and officers against liabilities that may arise by reason of their status or service as directors and officers against liabilities (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted for directors, officers and controlling persons of CreditRiskMonitor pursuant to the foregoing provisions, or otherwise, CreditRiskMonitor has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The   following   table   sets   forth   the   beneficial    ownership   of
CreditRiskMonitor's common stock as the date of this prospectus by:

     o each person or entity known by CreditRiskMonitor to beneficially own 5% or more of the outstanding shares of common stock;

     o    each of CreditRiskMonitor's directors and officers; and

     o    all directors and executive officers of CreditRiskMonitor as a group.

The information as to each person or entity has been furnished by that person or entity.

                                                               PERCENTAGE OF
                               NUMBER OF SHARES                 OUTSTANDING
     NAME                     OF COMMON STOCK(1)                COMMON STOCK

Flum Partners(2)                 3,797,128(3)                      71.62%

Jerome S. Flum(1)                3,910,353(4)                      73.75%

Richard J. James(1)                  1,000                         -----*

Leslie Charm(1)                      1,000                         -----*

Lawrence                               0                              0
Fensterstock(1)

All directors and                3,912,353(4)                      73.79%
officers
(as a group (4
persons))

*less than 1%

----------
(1) Does not give effect to (a) the issuance of options to purchase up to 638,000 shares of common stock granted or to be granted to ten officers, employees and consultants, (b) options to purchase 150,000 shares granted to Mr. Flum pursuant to the 1992 Incentive Stock Option Plan of CreditRiskMonitor, and
(c) options to purchase an aggregate of 36,000 shares granted to each of the other directors. All of the foregoing options are not exercisable within sixty days. Includes 2,000 shares of common stock issued to Flum Partners in consideration of loans to CreditRiskMonitor. Includes options to purchase 1,000 shares of common stock granted to each of the non-employee directors which are immediately exercisable.

(2) The sole general partner of Flum Partners is Jerome S. Flum, Chairman of the Board, President and Chief Executive Officer of CreditRiskMonitor.

(3) Includes 3,598,299 shares of common stock issued upon the conversion on January 20, 1999 of the Senior Preferred Stock owned by Flum Partners.

(4) Includes 3,797,128 shares owned by Flum Partners which are also deemed to be beneficially owned by Mr. Flum because of his power, as sole general partner of Flum Partners, to direct the voting of such shares held by the partnership. Mr. Flum disclaims beneficial ownership of the shares owned by Flum Partners. The 3,910,353 shares of common stock, or 73.75% of the outstanding shares of common stock may also be deemed to be owned, beneficially and collectively, by Flum Partners and Mr. Flum, as a "group", within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. Does not include options to purchase 150,000 shares granted to Mr. Flum under the 1992 Incentive Stock Option Plan.


                              SELLING STOCKHOLDERS

     The shares  being  offered  for  resale by the  selling  stockholders  were acquired in the Private Placement which closed on January 19, 1999. In connection with the Private Placement, CreditRiskMonitor granted the selling stockholders certain registration rights and agreed to keep the Registration Statement, of which this prospectus is a part, effective until the earlier of
(i) the sale of all of the shares offered hereby and (ii) two years from closing of the last purchase in the Private Placement, subject to extension under certain circumstances. CreditRiskMonitor has agreed to indemnify the selling stockholders and their legal counsel and accountants and each underwriter of the shares offered hereby and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act and Exchange Act laws, against certain losses, claims, damages or liabilities (or actions or proceedings). CreditRiskMonitor has agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, blue sky expenses, printing expenses, accounting fees, administrative expenses and its own counsel fees.

     The following table sets forth the name of each selling stockholder, the number of shares of common stock of CreditRiskMonitor beneficially owned by such selling stockholder as of April 30, 1999, and the number of shares being offered by such selling stockholder. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, such selling stockholders are under no obligation to sell all or any portion of such shares nor are such selling stockholders obligated to sell any shares immediately under this prospectus. All information with respect to share ownership has been furnished by the selling stockholders. The selling stockholders may sell all or part of their shares and the table below assumes that all shares offered hereby shall be sold. See "Plan of Distribution."

                                                                                                Shares owned after
                                                                                                   the Offering
                                       Shares Beneficially            Shares to be Sold           if all Offered
   Name of Stockholder               Owned Prior to Offering           in the Offering           Shares are Sold
   -------------------               -----------------------          -----------------         ----------------
Flum Partners                                3,797,128(1)                    160,000               3,637,128

Arsobro, L.P.                                  200,000                       200,000                 -0-

Paul Bernstein                                 200,000                       200,000                 -0-

Chazen Capital Partners LLC                    200,000                       200,000                 -0-

David Hirsh                                     70,000                        70,000                 -0-

Edwin Marco                                     50,000                        50,000                 -0-

Jason Berman                                    40,000                        40,000                 -0-

Leonard Piontak                                 40,000                        40,000                 -0-

Michael Schaenen                                40,000                        40,000                 -0-

Ellen Hirsh                                     30,000                        30,000                 -0-

Marilyn Schwartz                                30,000                        30,000                 -0-

Fred Ablon                                      20,000                        20,000                 -0-

Peter Epstein                                   20,000                        20,000                 -0-

Melvin Fishman                                  20,000                        20,000                 -0-

Michael Freede                                  20,000                        20,000                 -0-

Antoine Kemper                                  20,000                        20,000                 -0-

William Krupman                                 20,000                        20,000                 -0-

Wesley McCain                                   20,000                        20,000                 -0-

Proximity Fund                                  20,000                        20,000                 -0-

Marjorie & Stephen Skolnick                     20,000                        20,000                 -0-

Russel Stern, Jr.                               20,000                        20,000                 -0-

Richard Lippe                                   10,000                        10,000                 -0-

Lewis Meltzer                                   10,000                        10,000                 -0-

David Schaffer                                  10,000                        10,000                 -0-

Paul Alotta                                      4,000                         4,000                 -0-

Michael Howell                                   4,000                         4,000                 -0-

James Greiner                                    2,000                         2,000                 -0-


                            DESCRIPTION OF SECURITIES

Common Stock

     As of the date of this prospectus, there were 5,300,129 shares of common stock outstanding. There are 862,000 shares of common stock issuable pursuant to outstanding options and warrants, and 790,000 shares of common stock reserved for issuance pursuant to the 1998 Long-Term Incentive Plan. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to

--------
    (1) See "Security Ownership of Certain Beneficial Owners and Management."

receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up of CreditRiskMonitor, holders of common stock are entitled to share ratably in all assets remaining aster payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

     The Board of Directors is authorized by CreditRiskMonitor's certificate of incorporation to authorize and issue up to 5,000,000 shares of preferred stock, $.01 par value, in one or more series. No shares of preferred stock have been authorized for issuance by the Board of Directors and CreditRiskMonitor has no present plans to issue any such shares. In the event that the Board of Directors does issue preferred stock, it may exercise its discretion in establishing the terms of the preferred stock. In the exercise of such discretion, the Board of Directors may determine the voting rights, if any, of the series of preferred stock being issued, which would include the right to vote separately or as a single class with the common stock and/or other series of preferred stock; to have more or less voting power per share than that possessed by the common stock or other series of preferred stock, and to vote on certain specified matters presented to the shareholders or on all such matters or upon the occurrence of any specified event or condition. Upon liquidation, dissolution or winding up of CreditRiskMonitor, or upon events such as a merger or sale of CreditRiskMonitor's assets, the holders of preferred stock may be entitled to receive preferential cash distributions fixed by the Board of Directors when creating the particular series thereof before the holders of the common stock are entitled to receive anything. Preferred Stock authorized by the Board of Directors could be redeemable or convertible into shares of any other class or series of stock of CreditRiskMonitor.

     The issuance of preferred stock by the Board of Directors could adversely affect the rights of holders of shares of common stock by, among other things, establishing preferential dividends, liquidation rights or voting power. The issuance of preferred stock could be used to discourage or prevent efforts to acquire control of CreditRiskMonitor through the acquisition of shares of common stock.

Transfer Agent and Registrar

     The transfer agent for CreditRiskMonitor's common stock is American Stock Transfer & Trust Co., whose address is 40 Wall Street, 46th Floor, New York, NY 10005, telephone number (212) 936-5100.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Certain Transactions

Payment of liquidation preferences and issuance of Senior Preferred Stock. Under the terms of CreditRiskMonitor's previously outstanding Series A and Series B Preferred Stock, a sale or transfer of substantially all of the assets of CreditRiskMonitor was deemed to be a liquidation, dissolution or winding up of CreditRiskMonitor for purposes of determining the payment of the liquidation preferences on the Series A and Series B Preferred Stock. Accordingly, the 1993 sale of assets to American Pacific entitled Flum Partners, the holder of all of the outstanding Series A and Series B Preferred Stock, to payment of the applicable liquidation preferences and accrued and unpaid dividends.

     In November 1997, Flum Partners delivered a letter to CreditRiskMonitor demanding payment of the applicable liquidation preferences on the Series A and Series B Preferred Stock ($1,175,000 in the case of the Series A Preferred Stock and $310,000 in the case of the Series B Preferred Stock) and accrued and unpaid dividends on such shares. On the date of the delivery of the demand, accrued dividends on the Series A Preferred Stock amounted to $787,500 and accrued dividends on the Series B Preferred Stock amounted to $111,600. Accordingly, the aggregate amount payable pursuant to the demand of Flum Partners was approximately $2,960,000.

     Since Flum Partners is an affiliate of Mr. Flum, a member of the Board, and because of Mr. Flum's interest in Flum Partners and in the transaction, the Board formed an Independent Committee consisting of independent Board members to consider the letter from Flum Partners.

     The Independent Committee met and reviewed CreditRiskMonitor's financial situation at such time. CreditRiskMonitor had approximately $1.89 million of cash and cash equivalents, and it was deemed prudent for CreditRiskMonitor to maintain a cash balance of approximately $90,000 for potential claims and other expenses and for working capital to enable CreditRiskMonitor to attempt to identify new business opportunities. Thus, $1.8 million of cash was available for payment of the liquidation preferences and accrued dividends on the Series A and Series B Preferred Stock, leaving an unpaid amount of approximately $1.16 million of cash.

     The Independent Committee then engaged in discussions with Mr. Flum, representing Flum Partners. Pursuant to such discussions, Flum Partners agreed to accept, in payment of the unpaid $1.16 million of cash, shares of a new series of convertible senior preferred stock ("Senior Preferred Stock"), with an aggregate liquidation preference equal to $1.1 million, which was $60,000 less than the unpaid liquidation preferences and accrued dividends on the Series A and Series B Preferred Stock. The new series of Senior Preferred Stock did not accrue dividends, but was convertible into 90% of CreditRiskMonitor's common stock on a fully-diluted basis. The new Senior Preferred Stock was "participating", in that, upon a liquidation or sale of CreditRiskMonitor, and after the Senior Preferred Stock received its liquidation preference, the Senior Preferred Stock would share ratably with the common stock on an "as converted" basis.

     After further negotiations with the Independent Committee, Mr. Flum agreed to a termination of his existing employment agreement effective December 1, 1997, saving CreditRiskMonitor approximately $190,000 in salary expense through the end of the term of such agreement, in consideration of which CreditRiskMonitor transferred to Mr. Flum an automobile and computer equipment with an aggregate value not exceeding $10,000. Mr. Flum also agreed to continue as Chairman of the Board and Chief Executive Officer of CreditRiskMonitor, without pay, on an "at will" basis. Mr. Flum also agreed for a twelve month period, to attempt to identify and consummate a transaction which would increase the value of CreditRiskMonitor.

     In its deliberations as to the fairness of the transaction, the Board considered the following factors: (i) Mr. Flum agreed to terminate his existing employment agreement with CreditRiskMonitor, saving CreditRiskMonitor an aggregate of approximately $190,000 in salary expense; (ii) the Senior Preferred Stock would not accrue dividends, saving CreditRiskMonitor approximately $157,000 in annual dividends; (iii) the Senior Preferred Stock had a liquidation preference of approximately $60,000 less than the aggregate amount payable in respect of the liquidation preferences and accrued dividends on the Series A and Series B Preferred Stock (in this regard the Board recognized that the Series A and Series B Preferred Stock had aggregate liquidation preferences (plus accrued dividends) of approximately $2.96 million); and (iv) that Mr. Flum would attempt for a period of twelve months to identify and consummate a transaction which would increase the value of CreditRiskMonitor. With regard to the factors described, the Board recognized that in any such transaction, the Senior Preferred Stock would be entitled to its liquidation preference before any distributions to common stockholders. The Independent Committee also noted that, if it did not accept the proposal of Flum Partners, the Board would be obligated to pay all of CreditRiskMonitor's cash to Flum Partners in partial satisfaction of the liquidation preferences, and then to proceed with the final liquidation of CreditRiskMonitor, which would result in the holders of common stock not receiving anything.

     In accordance with the foregoing, CreditRiskMonitor issued to Flum Partners at the end of 1997 and in the first quarter of 1998 a total of 1,100,000 shares of Senior Preferred Stock and $1.8 million of cash in payment of the liquidation preferences and accrued dividends on the Series A and Series B Preferred Stock.

     All shares of Senior Preferred Stock were converted into 3,598,299 shares of common stock, effective as of January 20, 1999.

Interest of certain persons and conflicts of interest. As a consequence of the payment of the liquidation preferences of the Series A and Series B Preferred Stock, the issuance and subsequent conversion of the Senior Preferred Stock, and the purchase of shares by Flum Partners in the Private Placement, and as described above, Mr. Flum, the Chairman of the Board, Chief Executive Officer and President of CreditRiskMonitor, individually and through Flum Partners, beneficially owns 3,910,353 shares of common stock. In addition, Mr. Flum has been granted Incentive Stock Options to purchase 150,000 shares of the common stock at an exercise price of $.00011 per share (equal to 110% of the fair market value of the common stock on the date of grant).

Related Party Transactions

     CreditRiskMonitor entered into an employment agreement with Mr. Flum, effective as of July 1, 1992, which provided for Mr. Flum to serve as the Chairman and Chief Executive Officer of CreditRiskMonitor until June 30, 1999, unless sooner terminated by CreditRiskMonitor for cause, or upon death or permanent disability. As more fully described above, Mr. Flum agreed to a termination of his employment agreement effective December 1, 1997.

     In November 1998, Flum Partners, an investment limited partnership which during 1998 owned 90% of CreditRiskMonitor's outstanding voting shares, and the general partner of which is Mr. Flum, CreditRiskMonitor's Chairman, President and CEO, provided CreditRiskMonitor with a line of credit of up to $20,000. In consideration thereof, CreditRiskMonitor issued to Flum Partners 2,000 shares of common stock. In addition, Flum Partners purchased 160,000 shares of common stock as a participant in the Private Placement and agreed to convert all of its 1,100,000 shares of Senior Preferred Stock into 3,598,299 shares of common stock on or prior to the closing of the Private Placement. This conversion was effected as of January 20, 1999.


                              PLAN OF DISTRIBUTION

     The shares offered hereby may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders directly to one or more purchasers, including pledgees, or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed.

     The distribution of the shares may be effected in one or more of the following methods:

     o    ordinary brokers transactions, which may include long or short sales,

     o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,

     o "at the market" to or through market makers or into an existing market for the common stock,

     o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

     o through transactions in options, swaps or other derivatives, whether exchange listed or otherwise, or

     o any combination of the foregoing, or by any other legally available means.

     In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Such compensation as to a particular broker-dealer may be in excess of customary commissions. The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit realized by them on the resale of
shares  as  principals  may  be  deemed  underwriting   compensation  under  the
Securities Act. Neither CreditRiskMonitor nor any selling stockholder can presently estimate the amount of such compensation. CreditRiskMonitor knows of no existing arrangements between any selling stockholder and any such stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

     Each selling stockholder and any other person participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

     Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

     There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered by them hereunder.


                                  LEGAL MATTERS

     The validity of the common stock offered hereby and certain other matters will be passed on for CreditRiskMonitor by Meltzer, Lippe, Goldstein & Schlissel, P.C., Mineola, New York. Messrs. Lewis S. Meltzer, Richard A. Lippe and David I. Schaffer, shareholders of the firm, each owns 10,000 shares of common stock of CreditRiskMonitor and are Selling Stockholders.


                                     EXPERTS

     The consolidated financial statements of New Generation Foods, Inc. as of and for the years ended December 31, 1998 and 1997 included in this prospectus have been so included in reliance on the report of Clifton Gunderson L.L.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of CreditRisk Monitor-A division of Market Guide Inc., as of and for the years ended February 28, 1998 and 1997 included in this prospectus have been so included in reliance on the report of Zerbo, McKiernan & Zambito, L.L.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                           NEW GENERATION FOODS, INC.
                          INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
NEW GENERATION FOODS, INC. AND SUBSIDIARIES

      Independent Auditor's Report ........................................F-2

      Consolidated Balance Sheets - December 31, 1998 and 1997 ............F-3

      Consolidated Statements of Operations - Years Ended
         December 31, 1998 and 1997 .......................................F-4

      Consolidated Statements of Stockholders' Equity (Deficit) -
         Years Ended December 31, 1998 and 1997 ...........................F-5

      Consolidated Statements of Cash Flows - Years Ended
         December 31, 1998 and 1997 .......................................F-7

      Notes to Consolidated Financial Statements -
         December 31, 1998 and 1997 .......................................F-8

CREDITRISK MONITOR - A DIVISION OF MARKET GUIDE INC.

      Report of Independent Auditors' ....................................F-19

      Balance Sheets - February 28, 1998 and 1997 ........................F-20

      Statements of Operation and Accumulated Deficit -
         Years Ended February 28, 1998 and 1997 ..........................F-21

      Statements of Cash Flows - Years Ended February 28, 1998 and 1997 ..F-22

      Notes to Financial Statements - February 28, 1998 and 1997 .........F-23

      (Unaudited) Interim Financial Statements

      Balance Sheets - November 30, 1998 and February 28, 1998 ...........F-27

      Statements of Operation and Accumulated Deficit - 3 Months and
         9 Months Ended November 30, 1998 and 1997 .......................F-28

      Statements of Cash Flows - 9 Months Ended November 30, 1998
         and 1997 ........................................................F-29

      Notes to Financial Statements - November 30, 1998 ..................F-30

NEW GENERATION FOODS, INC. AND SUBSIDIARIES PRO FORMA FINANCIAL STATEMENTS

      Pro Forma Consolidated Balance Sheet - December 31, 1998 ...........F-31

      Pro Forma Consolidated Statement of Operations - Year Ended
         December 31, 1998 ...............................................F-33

                         INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Stockholders
New Generation Foods, Inc.

We have audited the accompanying consolidated balance sheets of New Generation Foods, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New Generation Foods, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


CLIFTON GUNDERSON L.L.C.


Peoria, Illinois
March 17, 1999

                   NEW GENERATION FOODS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1997

                                                          1998        1997
                                                      -----------  -----------
                                    ASSETS

CURRENT ASSETS
   Cash and cash equivalents                          $    13,400  $ 1,400,051
   Purchase option (Note 6)                               115,000           -
                                                      -----------  -----------

TOTAL ASSETS                                          $   128,400  $ 1,400,051
                                                      ===========  ===========


                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
   Accounts payable - shareholder                     $     5,908  $   460,000
   Dividends payable                                           -       840,000
   Accrued franchise taxes                                 45,580       45,200
   Accrued expenses                                        46,284          784
                                                      -----------  -----------

            Total current liabilities                      97,772    1,345,984
                                                      -----------  -----------

REDEEMABLE CONVERTIBLE VOTING
   SENIOR PREFERRED STOCK, $.01 par
   value (stated at liquidation value of $1.00 per
   share).  Authorized 1,100,000 shares; issued
   and outstanding 1,100,000 shares (Note 3)            1,100,000    1,100,000
                                                      -----------  -----------

STOCKHOLDERS' EQUITY (DEFICIT) (Notes 3 and 4)
   Cumulative Convertible Voting Preferred Stock, $.01
      par value:
      Series A.  Authorized 2,333,333 shares; no shares
         issued and outstanding                                -            -
      Series B (stated at liquidation value of $1.00 per
         share).  Authorized 350,000 shares; no shares
         issued and outstanding                                -            -
   Common stock, $.01 par value.  Authorized 25,000,000
      shares; issued and outstanding 399,830                3,998        3,998
   Additional paid-in capital                          22,818,930   22,818,930
   Retained deficit                                   (23,892,300) (23,868,861)
                                                      -----------  -----------

            Total stockholders' equity (deficit)       (1,069,372) (1,045,933)
                                                      -----------  -----------

TOTAL LIABILITIES AND STOCKHOLDERS'
   EQUITY (DEFICIT)                                   $   128,400  $ 1,400,051
                                                      ===========  ===========


   These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements

                   NEW GENERATION FOODS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     Years Ended December 31, 1998 and 1997


                                                             1998       1997
                                                          --------   ---------
OPERATING EXPENSES
   Selling, general, and administrative                   $ 28,216   $  48,347
   Chairman's compensation expense                              -      113,859
                                                          --------   ---------

            Total operating expenses                        28,216     162,206
                                                          --------   ---------

            Operating loss                                 (28,216)  (162,206)
                                                          --------   ---------


OTHER INCOME (DEDUCTIONS)
   Interest and dividend income                              7,700      96,790
   Gain (loss) on investments                                    2     (15,633)
                                                          --------   ---------

                                                             7,702      81,157
                                                          --------   ---------

            Loss before income taxes                       (20,514)   (81,049)


INCOME TAXES (Note 2)                                        2,925          -
                                                          --------   ---------


NET LOSS                                                  $(23,439)  $ (81,049)
                                                          ========   =========


NET LOSS PER SHARE (Note 5)
   Basic                                                  $   (0.06) $   (0.67)
                                                          =========  =========

   Dilutive                                               $   (0.06) $   (0.67)
                                                          =========  =========


   These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements

                   NEW GENERATION FOODS, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                     Years Ended December 31, 1998 and 1997


                                                            Preferred Stock
                                                       ------------------------
                                                               Series A
                                                       ------------------------
                                                           Shares     Amount
                                                       ----------   -----------

BALANCE AT DECEMBER 31, 1996                            2,333,333   $ 1,750,000

 Redemption and conversion of preferred stock (Note 3) (2,333,333)   (1,750,000)
 Preferred stock dividends (Note 3)                          --            --
 Net loss for year ended December 31, 1997                   --            --
                                                       ----------   -----------


BALANCE AT DECEMBER 31, 1997                                 --            --

   Net loss for year ended December 31, 1998                 --            --
                                                       ----------   -----------


BALANCE AT DECEMBER 31, 1998                                 --     $      --
                                                       ==========   ===========

       Preferred Stock
----------------------------
          Series B                     Common Stock             Additional     Retained          Total
----------------------------    ---------------------------      Paid-in       Earnings      Stockholders'
  Shares           Amount          Shares          Amount        Capital       (Deficit)        Equity
------------    ------------    ------------   ------------   ------------   ------------    ------------
     310,000    $    310,000         399,830   $      3,998   $ 22,818,930   $(22,936,481)   $  1,946,447

    (310,000)       (310,000)           --             --             --             --        (2,060,000)
        --              --              --             --             --         (851,331)       (851,331)
        --              --              --             --             --          (81,049)        (81,049)
------------    ------------    ------------   ------------   ------------   ------------    ------------


        --              --           399,830          3,998     22,818,930    (23,868,861)     (1,045,933)

        --              --              --             --             --          (23,439)        (23,439)
------------    ------------    ------------   ------------   ------------   ------------    ------------


        --      $       --           399,830   $      3,998   $ 22,818,930   $(23,892,300)   $ (1,069,372)
============    ============    ============   ============   ============   ============    ============


   These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements

                   NEW GENERATION FOODS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 1998 and 1997

                                                                           1998             1997
                                                                       -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                            $   (23,439)     $   (81,049)
   Adjustments to reconcile net loss to net cash used in
      operating activities:
      Depreciation                                                            --              5,330
      Loss on sale or maturity of marketable investment securities            --              5,429
      Change in assets and liabilities:
         Receivables                                                          --             17,274
         Accounts payable (trade), accrued compensation,
            accrued franchise taxes, and accrued expenses                 (408,212)         (10,327)
                                                                       -----------      -----------

            Total adjustments                                             (408,212)          17,706
                                                                       -----------      -----------

            Net cash used in operating activities                         (431,651)         (63,343)
                                                                       -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Acquisition of purchase option                                         (115,000)            --
                                                                       -----------      -----------

            Net cash used in investing activities                         (115,000)            --
                                                                       -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Dividends paid                                                         (840,000)            --
   Redemption of preferred stock                                              --           (500,000)
                                                                       -----------      -----------

            Net cash used in financing activities                         (840,000)        (500,000)
                                                                       -----------      -----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                               (1,386,651)        (563,343)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                           1,400,051        1,963,394
                                                                       -----------      -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                               $    13,400      $ 1,400,051
                                                                       ===========      ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION
   Cash paid during the year for taxes                                 $     2,925      $      --
                                                                       ===========      ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH
   FINANCING ACTIVITIES
   Partial conversion of Preferred Stock, Series A, to
      Senior Preferred Stock                                           $      --        $ 1,100,000
                                                                       ===========      ===========

REDEMPTION OF PREFERRED STOCK, SERIES B,
   AND REMAINING SERIES A THROUGH
   ACCOUNTS PAYABLE - SHAREHOLDER                                      $      --        $   460,000
                                                                       ===========      ===========


 These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements

                   NEW GENERATION FOODS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Organization and Description of Business

New Generation Foods, Inc. (the "Company") is a publicly traded company engaged in the active search for acquisition opportunities which have attractive valuations and which meet its financial acquisition criteria.

(b)  Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Spicers International, Inc. and NGF Services, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

(c)  Use of Estimates in Preparing Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)  Cash Equivalents

The  Company   considers  all  highly  liquid  debt  instruments  with  original maturities of three months or less to be cash equivalents.

(e)  Income Taxes

Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and their tax bases. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years' tax returns. Deferred tax assets are recognized for temporary differences that will be deductible in future years' tax returns and for operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized.

(f)  Earnings (Loss) Per Share

Earnings (loss) per share is computed under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, which was adopted retroactively by the Company at December 31, 1997. Amounts reported as earnings (loss) per share for each of the two years in the period ended December 31, 1998 reflect the earnings (loss) available to stockholders for the year divided by the weighted average of common shares outstanding during the period.

                   NEW GENERATION FOODS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(g)  Stock Option Plans

The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

(h)  Fair Value of Financial Instruments

The Company believes the recorded value of cash and cash equivalents, purchase option, accounts payable, dividends payable, accrued franchise taxes, and accrued expenses approximates fair value because of the short maturity of these financial instruments.


NOTE 2 - INCOME TAXES

Components of income tax expense for 1998 are as follows:

                                                      Federal   State    Total
                                                      ------   ------   ------

Current                                               $   -    $2,925   $2,925
Deferred                                                  -        -        -
                                                      ------   ------   ------

Total                                                 $   -    $2,925   $2,925
                                                      ======   ======   ======

The actual tax expense for 1998 and 1997 differs from the "expected" tax expense for those years (computed by applying the applicable United States federal corporate tax rate to income (loss) before income taxes) as follows:

                                                             1998       1997
                                                          --------   ---------

Computed "expected" benefit                               $ (6,975)  $ (27,557)
Expiration of net operating loss carryforward              760,920     652,937
Expiration of investment tax carryforward                   21,000       8,877
Underaccrual of prior year taxes                             2,925          -
Decrease in valuation allowance                           (774,143)   (633,605)
Other                                                         (802)       (652)
                                                          --------   ---------

Income tax expense                                        $  2,925   $      -
                                                          ========   =========

                   NEW GENERATION FOODS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997


NOTE 2 - INCOME TAXES (CONTINUED)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1998 and 1997 are as follows:

                                                           1998        1997
                                                        ----------  ----------
Deferred tax assets:
   Net operating loss carryforwards                     $4,724,640  $5,478,012
   Investment tax credit carryforwards                      35,000      55,771
   Alternative minimum tax carryforward                      6,655       6,655
                                                        ----------  ----------

            Total gross deferred tax assets              4,766,295   5,540,438

Less valuation allowance                                (4,766,295) (5,540,438)
                                                        ----------  ----------

Net deferred tax assets                                 $       -   $       -
                                                        ==========  ==========

A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. The net deferred assets reflects management's estimate of the amount which will be realized from future profitability which can be predicted with reasonable certainty.

The net change in the total valuation allowance for the years ended December 31, 1998 and 1997 was a decrease of $774,143 and $633,605, respectively.

At December 31, 1998, the Company has net operating loss carryforwards as follows which are available to offset future federal taxable income, if any, through 2018. The Company also has investment tax credit carryforwards as follows which are available to reduce future federal income taxes, if any, through 2000.

              Net                    Investment                    Year of
        Operating Loss               Tax Credit                  Expiration
        --------------               ----------                  ----------

         $ 2,332,000                   $16,000                      1999
           3,436,000                    19,000                      2000
           1,750,000                        -                       2001
           1,434,000                        -                       2002
           1,512,000                        -                       2003
           1,131,000                        -                       2004
             805,000                        -                       2005
             547,000                        -                       2006
             574,000                        -                       2007
             238,000                        -                       2008
             114,000                        -                       2017
              23,000                        -                       2018
         -----------                   -------

         $13,896,000                   $35,000
         ===========                   =======

                   NEW GENERATION FOODS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997


NOTE 3 - PREFERRED STOCK

During 1987, 5,000,000 shares of preferred stock $.01 par value, were authorized by the stockholders.

The sale or transfer of substantially all of the assets of the Company is deemed to be a liquidation, dissolution or winding-up of the Company for the purposes of determining when the liquidation preference of the holders of the Series A and Series B Preferred Stock is to be paid. Accordingly, upon consummation of the sale of substantially all of the Company's assets in October 1993, the holders of the Series A and Series B Preferred Stock were entitled to receive preference in liquidation before any distribution to the holders of the common stock.

(a)  Senior Preferred Stock

On November 17, 1997, the Company received a letter from the holder of all of the shares of the Series A and Series B Preferred Stock, a related party, demanding payment of the liquidation preference and accrued dividends relative to those shares. The total amount payable pursuant to this demand was approximately $2,959,000. On November 18, 1997, the Company's Board of Directors approved settlement of this demand by issuing $1,100,000 of Senior Preferred Stock, agreeing to pay $1,800,000 in cash, and agreeing to give computer equipment and a Company car to the shareholder. Also, as part of the settlement, the Chief Executive Officer of the Company, who was also a representative of the shareholder, agreed to terminate his existing employment agreement effective December 1, 1997. At December 31, 1997, there was $1,300,000 of cash owed to the shareholder for this settlement which was paid during 1998.

During 1997, 1,100,000 shares of Senior Preferred Stock were authorized and issued. Each share of the Senior Preferred Stock was convertible into 3.2711808 common shares based upon a ratio utilizing a conversion price of $.3057 per share. The ratio was determined by dividing $1.00 by the conversion price in effect at the time of conversion. The conversion price was subject to adjustment in certain events, including the issue or sale of common stock or any convertible securities, rights, or related rights for a consideration per share of common stock less than the conversion price in effect immediately prior to the issuance of such common stock or convertible securities, rights, or related rights. In such event, the conversion price would be reduced to the consideration per share of common stock paid in connection with the issuance of common stock or any convertible securities, rights, or related rights. At December 31, 1998, the Senior Preferred Stock was convertible in the aggregate into 3,598,299 common shares and was converted in full during January 1999. The Senior Preferred Stock had a liquidation preference of $1.00 per share.

Each holder of shares of Senior Preferred Stock was entitled to the number of votes equal to the number of shares of common stock into which such shares of Senior Preferred Stock could be converted and had voting rights equal in all respects to those of the common stock into which the Senior Preferred Stock was convertible on the record date for the vote in question.

                 NEW GENERATION FOODS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1998 and 1997


NOTE 3 - PREFERRED STOCK (CONTINUED)

(a)  Senior Preferred Stock (Continued)

The holders of the Senior Preferred Stock were entitled to receive dividends at the same rate as dividends (other than dividends paid in additional shares of common stock) were paid with respect to the common stock (treating each share of Senior Preferred Stock as being equal to the number of shares of common stock into which each share of Senior Preferred Stock was then convertible).

The Senior Preferred Stock was redeemable at the option of the holders of a minimum of one-half of the aggregate number of shares then outstanding. The redemption price of the Senior Preferred Stock was equal to the sum of (i) $1.00 per share (as adjusted for any stock dividends, combination, or splits with respect to such shares) and (ii) any accumulated and unpaid dividends on any such share of Senior Preferred Stock. The redemption value at December 31, 1998 was $1,100,000.

(b)  Series A Preferred Stock

During 1988, 2,333,333 shares of Series A Cumulative Convertible Voting Preferred Stock (Series A Preferred Stock) were authorized and issued. Each share of the Series A Preferred Stock was convertible into .0297625 common shares based upon a ratio utilizing a conversion price of $25.20 per share, as adjusted, plus an amount of Special Conversion Shares, calculated each June 1 through June 1, 1992, based on an amount per share of Series A Preferred Stock of $0.0675 per annum, divided by the then conversion price. The conversion price was $25.20 at June 1, 1997. The conversion price was subject to adjustment in certain events, including the issue or sale of common stock for a consideration per share less than the lesser of the conversion price or 80 percent of the market price immediately prior to such issue or sale (except for Series A Preferred Stock conversion, exercise of warrants, options, or similar rights outstanding on the date the Series A Preferred Stock was issued).

Each share of Series A Preferred Stock had voting rights equal in all respects to those of the common stock into which the Series A Preferred Stock was convertible on the record date for the vote in question.

Dividends on the Series A Preferred Stock were payable annually each June 1, commencing June 1, 1993, to holders of record on the May 1st preceding the dividend payment date. Dividends were to be paid upon the discretion of the Board; however, if not paid, the dividends were cumulative from June 1, 1992. Dividends were to be paid at the rate of $0.0675 per share per year and were payable in cash.

During 1997, the Series A Preferred Stock was retired. At the retirement date unpaid dividends were $787,500, a majority of which were paid during 1998.

                   NEW GENERATION FOODS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997


NOTE 3 - PREFERRED STOCK (CONTINUED)

(c)  Series B Preferred Stock

During 1989, 350,000 shares of Series B Preferred Stock, $.01 par value, were authorized by the Board of Directors. During 1989, 310,000 shares of Series B Cumulative Convertible Voting Preferred Stock (Series B Preferred Stock) were issued. Each share of the Series B Preferred Stock was convertible into .0294125 common shares based upon a ratio utilizing a conversion price of $34.00 per share, as adjusted, plus an amount of Special Conversion Shares, calculated on June 1, 1990 and on each June 1 thereafter through June 1, 1993, based on an amount per share of Series B Preferred Stock of $.09 per annum, divided by the then conversion price. The conversion price was $34.00 at June 1, 1997. The conversion price was subject to adjustment in certain events, including the issue or sale of common stock for a consideration per share less than the conversion price or less than an amount equal to 80 percent of the market price immediately prior to such issue or sale (except for conversion of Series B Preferred Stock, any other series of preferred stock of the Corporation issued prior to the issuance of the Series B Preferred Stock; exercise of warrants, options or similar rights outstanding on the date the Series B Preferred Stock was issued).

Each share of Series B Preferred Stock had voting rights equal in all respects to those of the common stock into which the Series B Preferred Stock was convertible on the record date for the vote in question.

Dividends on the Series B Preferred Stock were payable annually each June 1, commencing June 1, 1994, to holders of record on the May 1st preceding the dividend payment date. Dividends were to be paid upon the discretion of the Board; however, if not paid, the dividends were cumulative from June 1, 1993. Dividends were to be paid at the rate of $.09 per share per year and were payable in cash, provided that during the period ended December 1, 1996 the holders of a majority of the Series B Preferred Stock could elect, in lieu of entitlement to a cash dividend, to cause the Company to increase the number of Special Conversion Shares in the annual amounts described above.
This election was not exercised.

During 1997, the Series B Preferred Stock was retired. At the retirement date unpaid dividends were $111,600, a majority of which were paid during 1998.

NOTE 4 - COMMON STOCK, STOCK OPTIONS, AND STOCK APPRECIATION RIGHTS

(a)   Common Stock

At December 31, 1998, 4,354,049 shares of the Company's authorized common stock were reserved for issuance under stock option plans and Senior Preferred Stock (convertible) outstanding.

                   NEW GENERATION FOODS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997


NOTE 4 - COMMON STOCK, STOCK OPTIONS, AND STOCK APPRECIATION RIGHTS (CONTINUED)

(b)  Stock Options and Stock Appreciation Rights

The Company has three stock option plans, the 1998 Long-Term Incentive Plan, which was adopted by the Company's Board of Directors on August 26, 1998 and is subject to stockholder approval within one year from the adoption date, the 1992 Incentive Stock Option Plan, and the 1985 SAR and Non-Qualified Stock Option Plan.

The 1998 Long-Term Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights (SARs), restricted stock, bonus stock, and performance shares to employees, consultants, and non-employee directors of the Company. The total number of the Company's shares that may be awarded under this plan is 1,500,000 shares of common stock. At December 31, 1998, there were options outstanding for 602,500 shares of common stock under this plan. The exercise price of each option shall not be less than the fair market value of the common stock at the date of grant. Options expire on the date determined, but not more than ten years from the date of grant. The plan shall terminate ten years from the date of stockholder approval.

The Company's 1992 Incentive Stock Option Plan authorizes the grant of incentive stock options to employees of the Company. The total number of the Company's shares that may be issued or transferred pursuant to options granted under the Incentive Stock Option Plan, as amended, is 150,000 shares of common stock. At December 31, 1998, there were 150,000 options outstanding for shares of common stock under this plan. The exercise price of each option shall not be less than the fair market value of the common stock at the date of grant. Options expire on the date determined, but not more than ten years from the date of grant. No option may be exercised unless the holder is then an employee of the Company, provided that such exercise may be made for no more than three months following termination of employment or one year after death while being employed. No options may be granted under this plan after June 12, 2002.

The Company's 1985 SAR and Non-Qualified Stock Option Plan authorizes the grant of stock incentives in the form of stock options and stock appreciation rights to key service personnel of the Company. The total number of the Company's shares that may be issued or transferred pursuant to stock incentives granted under the plan, as amended, is 62,500 shares of common stock. At December 31, 1998, there were options outstanding for 3,250 shares of common stock under this plan. The plan authorizes the grant of two categories of stock incentives:

(1) Stock Options. The exercise price of each option is determined by the Board of Directors. Options expire on the date determined, but not more than ten years from the date of grant.

(2) Stock Appreciation Rights. Stock appreciation rights (SARs) may be granted in one of three forms:

                   NEW GENERATION FOODS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997


NOTE 4 - COMMON STOCK, STOCK OPTIONS, AND STOCK APPRECIATION RIGHTS (CONTINUED)

(b)  Stock Options and Stock Appreciation Rights (Continued)

     i) In combination with any option granted under the plan, in which event the exercise of the SAR has the effect of canceling the related option, and exercise of the related option has the effect of canceling the related SAR;

    ii)  Independently of a stock option; or

   iii) In addition to a stock option, entitling the optionee to exercise the SAR and, in addition, either to exercise the related stock option or surrender it and receive in return a number of shares equal to the excess of the fair market value of the option shares on the date of exercise over the option price.

No stock incentives may be granted under this Plan after September 20, 1995.

There have been no transactions with respect to the Company's stock appreciation rights during the years ended December 31, 1998 and 1997, nor are there any stock appreciation rights outstanding at December 31, 1998 and 1997.

Transactions with respect to the Company's stock option plans for the years ended December 31, 1998 and 1997 are as follows:

                                                                     Weighted
                                                                      Average
                                                         Number      Exercise
                                                        of Shares      Price
                                                         -------     --------
Outstanding at December 31, 1996 and 1997                  3,250     $ .90412
Granted during 1998 pursuant to:
   1992 Incentive Stock Option Plan                      150,000       .00011
   1998 Long-Term Incentive Plan (subject
      to stockholder approval)                           602,500       .00010
                                                         -------     --------

Outstanding at December 31, 1998                         755,750     $ .00399
                                                         =======     ========

                   NEW GENERATION FOODS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997


NOTE 4 - COMMON STOCK, STOCK OPTIONS, AND STOCK APPRECIATION RIGHTS (CONTINUED)

(b)  Stock Options and Stock Appreciation Rights (Continued)

The  following  is  summary   information  about  the  Company's  stock  options
outstanding at December 31, 1998:

    Number of Shares            Exercise Price             Expiration Date
    ----------------            --------------             ---------------

           1,250                   $ 2.18750               March 19, 2003
         150,000                   $  .00011               August 25, 2003
          72,000                   $  .00010               August 25, 2004
           2,000                   $  .10200               September 14, 2004
         505,000                   $  .00010               August 25, 2008
          25,500                   $  .00010               November 11, 2008
         -------

         755,750
         =======

At both December 31, 1998 and 1997, the number of options exercisable was 3,250 and the weighted-average exercise price of those options was $.90412.

The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, but applies APB Opinion No. 25 and related interpretations in accounting for its option plan. If the Company had elected to recognize compensation cost for the plan based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, the effect on net loss and loss per share would not have been significant.


NOTE 5 - EARNINGS (LOSS) PER SHARE

The following  table sets forth the  computation  of basic and diluted  earnings
(loss) per share:

                                                            1998       1997
                                                     -----------      ---------
Net earnings (loss)                                  $   (23,439)     $ (81,049)
Dividends on cumulative preferred stock                     --         (185,400)
                                                     -----------      ---------

Net earnings (loss) applicable to common stock       $   (23,439)     $(266,449)
                                                     ===========      =========

Basic average common shares outstanding                  399,830        399,830
                                                     ===========      =========

Earnings (loss) per share - basic                    $     (0.06)     $   (0.67)
                                                     ===========      =========

Earnings (loss) per share - dilutive                 $     (0.06)     $   (0.67)
                                                     ===========      =========

The effect of dilutive securities (convertible preferred stock and options) is anti-dilutive for 1998 and 1997, therefore, basic and dilutive loss per share are the same for those years.

                   NEW GENERATION FOODS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997


NOTE 6 - PURCHASE OPTION

In September 1998, the Company entered into an option agreement (the "Purchase Option") to purchase the assets of the CreditRisk Monitor ("CRM") credit information service from Market Guide Inc. ("MGI"). CRM is an Internet based service providing credit reports to corporate personnel on retailing and other companies incorporating MGI developed financial information, peer and trend analysis, news, alert notifications, and other vital information. The Company paid $60,000 for the Purchase Option in addition to paid and accrued legal fees totaling $55,000. On December 29, 1998, the Company notified MGI of its intention to exercise this Purchase Option, which was consummated on January 19, 1999 (see Note 7).


NOTE 7 - SUBSEQUENT EVENTS

On January 19, 1999, the Company exercised its option to purchase the assets of CRM. The assets purchased included customer contracts, receivables, equipment, software, and intangibles. The net present value of the purchase price was approximately $2,180,000 (inclusive of the $60,000 paid for the Purchase Option in September 1998), of which $1.23 million was paid at closing and the balance is represented by two secured promissory notes (one for approximately $100,000 and the other for $790,000, net of $210,000 discount). These promissory notes provide for the deferral of principal amortization until February 2001 (for the $100,000 note which bears interest at 8.5 percent) and July 2001 (for the $1.0 million note which bears interest at 6 percent), respectively. Both notes are then payable over 24 months and are secured by the CRM assets purchased and substantially all other assets of the Company. The $1.0 million note provides for no interest through June 30, 2001, while the other note provides for the deferral of interest until debt servicing commences.

Concurrently, New Generation completed a private placement of 1,300,000 shares of its common stock to approximately 25 "accredited investors" at a purchase price of $2.50 per share, for gross proceeds of $3.25 million. The proceeds from this offering were used to finance the cash portion of the CRM acquisition and the remainder will be used for future working capital needs.

In anticipation of the exercise of the option, in November 1998, Flum Partners, a related party, provided the Company with a line of credit of up to $20,000 of which only $5,500 was drawn upon and, in consideration thereof, the Company agreed to issue to Flum Partners 2,000 shares of common stock. As a participant in the private placement, Flum Partners purchased 160,000 shares of common stock. In addition, as a condition to the private placement, Flum Partners agreed to convert all of its 1,100,000 shares of senior preferred stock into 3,598,299 shares of common stock on or prior to the closing of the private placement. This conversion was effected as of January 19, 1999.

This acquisition will be accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price will be allocated to net tangible and intangible assets acquired based on their estimated fair values. A portion will also be allocated to in-process research and development projects that have not reached technological feasibility and have no probable alternative future uses which will be expensed in the first quarter of 1999. The balance of the purchase price will be recorded as goodwill, which will be amortized over 20 years.

                   NEW GENERATION FOODS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997


NOTE 7 - SUBSEQUENT EVENTS (CONTINUED)

The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition had been made at the beginning of 1998. These results do not purport to be indicative of what would have occurred had the acquisition actually been made as of January 1, 1998 or the results which may occur in the future.

Revenues                                                           $   809,563
                                                                   ===========

Net earnings (loss)                                                $(1,364,651)
                                                                   ===========

Earnings (loss) per share - basic                                  $     (0.26)
                                                                   ===========

Earnings (loss) per share - dilutive                               $     (0.26)
                                                                   ===========

Earnings (loss) per share was computed on a pro forma basis giving effect to the issuance of 1,300,000 common shares, the conversion of the 1,100,000 shares of redeemable preferred stock into 3,598,299 common shares, and the issuance of 2,000 common shares to Flum Partners. All of these stock transactions were related to the acquisition.

Pending  shareholder  approval,   the  Company  plans  to  change  its  name  to
CreditRiskMonitor.com, Inc. and apply for a new stock symbol that reflects this new name.

                         REPORT OF INDEPENDENT AUDITORS'



To the Board of Directors of
Market Guide, Inc.
2001 Marcus Avenue, Suite S200
Lake Success, NY  11042-1011

We have audited the accompanying Balance Sheets of CreditRisk Monitor - A Division of Market Guide, Inc. as of February 28, 1998 and 1997 and the related Statements of Operation and Accumulated Deficit and Cash Flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CreditRisk Monitor - A Division of Market Guide, Inc. as of February 28, 1998 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


ZERBO, MCKIERNAN & ZAMBITO, L.L.C

Fairfield, New Jersey
August 28, 1998

              CREDITRISK MONITOR - A DIVISION OF MARKET GUIDE INC.
                                 BALANCE SHEETS

                                            February 28,     February 28,
                                                1998             1997
                                            -----------      -----------
ASSETS
Current assets:
  Cash                                      $       -0-      $       -0-
  Accounts receivable (net of allowance
    for doubtful accounts)                      220,040              -0-
                                            -----------      -----------

    Total current assets                        220,040              -0-

Property, plant and equipment:
  Furniture and equipment                       220,271           99,757
  Software                                       15,063           14,039
                                            -----------      -----------

                                                235,334          113,796

Less:  Accumulated depreciation                  41,481            5,734
                                            -----------      -----------

  Net property, plant and equipment             193,853          108,062

Other assets:
  Capitalized projects (net of                  516,260          391,976
  Accumulated amortization)
                                            -----------      -----------

    Total other assets                          516,260          391,976
                                            -----------      -----------

      Total assets                          $   930,153      $   500,038
                                            ===========      ===========

LIABILITIES AND EQUITY
Current liabilities:
  Unearned revenues                         $   444,279      $       -0-
                                            -----------      -----------

    Total current liabilities                   444,279              -0-

    Total liabilities                           444,279              -0-

Equity:
  Advances from Market Guide Inc.             1,199,857          568,331
  Accumulated Deficit                          (713,983)         (68,293)
                                            -----------      -----------

      Total equity                              485,874          500,038
                                            -----------      -----------

      Total liabilities and equity          $   930,153      $   500,038
                                            ===========      ===========


   The accompanying notes are an integral part of these financial statements.

              CREDITRISK MONITOR - A DIVISION OF MARKET GUIDE INC.
                 STATEMENTS OF OPERATION AND ACCUMULATED DEFICIT


                                                    For the Years Ended
                                               -------------------------------
                                               February 28,      February 28,
                                                   1998              1997
                                               --------------    -------------

 Revenue:
   Earned revenue                           $        297,244  $           -0-
                                               --------------    -------------

     Total revenues                                  297,244              -0-

 Expenses:
   Salaries, payroll taxes and employee              802,128            8,525
     benefits
   Database and product costs                         91,957            8,812
   General and administrative                        215,245           58,112
   Depreciation                                       35,747            5,734
   Amortization                                       71,938              -0-
   Advertising and promotion                         167,250           33,788
                                               --------------    -------------

     Total expenses                                1,384,265          114,971
                                               --------------    -------------

 Loss before income taxes                        (1,087,021)        (114,971)

 Provision for income taxes                        (441,331)         (46,678)
                                               --------------    -------------

 Net loss                                   $      (645,690)  $      (68,293)

 Accumulated deficit, beginning of year             (68,293)              -0-
                                               --------------    -------------

 Accumulated deficit, end of year           $      (713,983)  $      (68,293)
                                               ==============    =============


  The accompanying notes are an integral part of these financial statements.

              CREDITRISK MONITOR - A DIVISION OF MARKET GUIDE INC.
                            STATEMENTS OF CASH FLOWS


                                                       For the Years Ended
                                                  ----------------------------
                                                  February 28,     February 28,
                                                     1998              1997
                                                  -----------      -----------
Cash Flows From Operating Activities:
Net income                                        $  (645,690)     $   (68,293)
                                                  -----------      -----------

Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization                     107,686            5,734

Changes in assets and liabilities:
  (Increase)/Decrease in accounts receivable         (220,040)             -0-
  Increase/(Decrease) in unearned revenues            444,279              -0-
                                                  -----------      -----------
    Total adjustments                                 331,925            5,734
                                                  -----------      -----------

Cash used by operating activities                    (313,765)         (62,559)
                                                  -----------      -----------

Cash Flows From Investing Activities:
Payments for fixed assets                            (121,538)        (113,796)
Payments for capitalized projects                    (196,222)        (391,976)
                                                  -----------      -----------

Cash used by investing activities                    (317,760)        (505,772)
                                                  -----------      -----------

Cash Flows From Financing Activities:
Proceeds from Market Guide Inc.                     1,144,499          568,331
Proceeds to Market Guide Inc.                        (512,974)             -0-
                                                  -----------      -----------

Cash provided by financing activities                 631,525          568,331
                                                  -----------      -----------

Net change in cash                                        -0-              -0-

Cash at beginning of year                                 -0-              -0-
                                                  -----------      -----------

Cash at end of year                               $       -0-      $       -0-
                                                  ===========      ===========


   The accompanying notes are an integral part of these financial statements.

              CREDITRISK MONITOR - A DIVISION OF MARKET GUIDE INC.
                          NOTES TO FINANCIAL STATEMENTS
                     February 28, 1998 and February 28, 1997



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.   Nature of Business

     CreditRisk Monitor (CRM), a division of Market Guide Inc., formed in September 1996, is an online information and news service that follows more than 575 U.S. publicly held domestic retail chains and wholesalers. This online service is accessible through the Internet (www.creditriskmonitor.com) and has been designed to provide corporate credit managers with the analytical tools necessary to analyze and follow, on a daily basis, all the public companies they do business with.

     The CRM information service consists of: CRM Company Reports, the CRM Alert Notification Service and the CRM Real-Time News Service. The CRM web site became operational in April 1997.

     All of the Company's revenues are derived from annual subscription sales of its CreditRisk Monitor Internet service.

2.   Revenue Recognition

     CreditRisk Monitor subscriptions are deferred at the time of sale and recognized ratably as revenue over the terms of their subscriptions. Costs associated with procurement of these revenues are expensed as incurred.

     Bad debts are recorded under the allowance method of accounting. For the fiscal years ended February 28, 1998 and February 28, 1997, $6,461 and $0 were charged to bad debt expense, respectively. As of February 28, 1998 and February 28, 1997, the allowance for doubtful accounts totalled $6,461 and $0, respectively.

3.   Property and Equipment

     Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to their estimated useful service lives.

     The straight-line method of depreciation is followed for substantially all assets for both financial and tax reporting purposes. For the fiscal years ended February 28, 1998 and February 28, 1997, $35,747 and $5,734,
     respectively, were charged to depreciation expense.

     Market Guide Inc. assumes all liability for equipment purchased under capital lease obligations.

4.   Capitalization of Computer Software

     Management has elected, pursuant to SFAS No. 86, to capitalize certain computer software costs incurred for new product development. These costs are reported at the lower of unamortized cost or net realizable value. All research and development, database maintenance and customer support costs are expensed as incurred.

     The straight-line method of amortization is used over the estimated economic life of the asset. For the years ended February 28, 1998 and
     February 28, 1997, capitalization of computer software and database expansion totaled $588,198 and $391,976, respectively. For the fiscal years ended February 28, 1998 and February 28, 1997, $71,938 and $0, respectively, were charged to amortization expense. As of February 28, 1998 and February 28, 1997, accumulated amortization was $71,938 and $0, respectively.

5.   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     Estimated overhead costs have been allocated to CreditRisk Monitor from Market Guide Inc. These general and administrative costs totaled $86,327 and $24,950 in the fiscal years ended February 28, 1998 and February 28, 1997, respectively.

6.   Advances from Market Guide Inc.

     Market Guide Inc. subsidizes all costs incurred by CreditRisk Monitor. All cash generated from CreditRisk Monitor operations is used to offset costs incurred by Market Guide Inc.

     The Advances from Market Guide Inc. account represents the following:

                                                        1998            1997
                                                    -----------     -----------
Total cash outlay by Market Guide Inc.              $ 1,585,830     $   615,009

Less:  Cash generated by CreditRisk
  Monitor operations                                   (512,974)            -0-
                                                    -----------     -----------

    Net cash outlay by Market Guide Inc.              1,072,856         615,009

Less:  Tax benefits received by Market Guide Inc.      (441,331)        (46,678)
                                                    -----------     -----------

Advances from Market Guide Inc.                     $   631,525     $   568,331
                                                    ===========     ===========

     Market Guide Inc. will continue to meet the obligations of CreditRisk Monitor as they become due without substantial disposition of assets outside the ordinary course of business, restructuring of debt, externally forced revisions of its operations, or similar actions.

7.   Advertising Costs

     All advertising costs are expensed as incurred and are included in advertising and promotion expense. For the fiscal years ended February 28, 1998 and February 28, 1997, $61,590 and $9,151, respectively, were charged to advertising expense.


NOTE B - LEGAL PROCEEDINGS

     Market Guide Inc. is currently involved in a pending lawsuit. The ultimate outcome of this litigation is unknown at the present time. Market Guide's management does not believe that pending actions will have a material effect on the business activities of Market Guide or its division, CreditRisk Monitor. Accordingly, no provision for any liability has been made to the accompanying financial statements of CreditRisk Monitor, a division of Market Guide Inc.


NOTE C - INCOME TAXES

     Market Guide Inc. has adopted SFAS 109 and Management believes that it does not have a greater than 50 percent probability of realization of net operating loss carryforwards and has provided for a full valuation allowance. This procedure has been consistently applied to CreditRisk Monitor. Market Guide Inc. also assumes all responsibility of income taxes currently payable.

     The components of the provisions for income taxes (credits) are as follows:

                                       For the Years Ended
                                ------------------------------
                                      02/28/98       02/28/97
                                ------------------------------
          Current
             Federal               $  (332,629)    $  (35,181)
             State and Local          (108,702)       (11,497)
          Deferred
             Federal                        -0-            -0-
             State and Local                -0-            -0-
                                ------------------------------
                     TOTALS        $  (441,331)    $  (46,678)
                                ==============================

     Total income tax expense differs from the expected tax expense (computed by applying the U.S. Federal statutory income tax rate of 34% to income before income taxes) as follows:

                                      2/28/98     %        2/28/97       %
                                 -------------------------------------------
   Tax at Federal statutory rate   $ (369,587)  (34.0)    $ (39,090)   (34.0)
   State income taxes, net of         (71,744)   (6.6)       (7,588)    (6.6)
     Federal tax benefit
                                 -------------------------------------------
                      TOTALS       $ (441,331)  (40.6)    $ (46,678)   (40.6)
                                 ===========================================


NOTE D - SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

     Selected quarterly financial data for the years ended February 28, 1998 and February 28, 1997 are presented for CreditRisk Monitor, a division of Market Guide Inc. in the following table:

                                            Three Months Ended
                    May 31, 1997   August 31, 1997   November 30, 1997  February 28, 1998
Earned revenue      $   10,629        $   47,324        $   97,168          $  142,123
Loss before taxes     (170,887)         (288,513)         (297,170)           (330,451)
Net loss              (101,506)         (171,377)         (176,519)           (196,288)

                    May 31, 1996   August 31, 1996   November 30, 1996  February 28, 1997
Earned revenue      $     -0-         $    -0-          $     -0-           $      -0-
Loss before taxes         -0-              -0-            (34,325)             (80,646)
Net loss                  -0-              -0-            (20,389)             (47,904)

              CREDITRISK MONITOR - A DIVISION OF MARKET GUIDE INC.
                                 BALANCE SHEETS


                                                  November 30,      February 28,
                                                      1998              1998
                                                  -----------       -----------
                                                  (Unaudited)
ASSETS
Current assets:
  Cash                                            $       -0-       $       -0-
  Accounts receivable (net of allowance
    for doubtful accounts)                            255,368           220,040
                                                  -----------       -----------

    Total current assets                              255,368           220,040

Property, plant and equipment at cost:
  Furniture and equipment                             338,901           220,271
  Software                                             19,961            15,063
                                                  -----------       -----------

                                                      358,862           235,334

Less:  Accumulated depreciation                        83,915            41,481
                                                  -----------       -----------

  Net property, plant and equipment                   274,947           193,853

Other assets:
  Capitalized projects (net of
  Accumulated amortization)                           457,402           516,260
                                                  -----------       -----------

    Total other assets                                457,402           516,260
                                                  -----------       -----------

      Total assets                                $   987,717       $   930,153
                                                  ===========       ===========

LIABILITIES AND EQUITY
Current liabilities:
  Unearned revenues                               $   549,894       $   444,279
                                                  -----------       -----------

    Total current liabilities                         549,894           444,279

    Total liabilities                                 549,894           444,279

Equity
  Advances from Market Guide Inc.                   1,601,753         1,199,857
  Accumulated deficit                              (1,163,930)         (713,983)
                                                  -----------       -----------

    Total equity                                      437,823           485,874
                                                  -----------       -----------

      Total liabilities and equity                $   987,717       $   930,153
                                                  ===========       ===========

              CREDITRISK MONITOR - A DIVISION OF MARKET GUIDE INC.
            UNAUDITED STATEMENTS OF OPERATION AND ACCUMULATED DEFICIT

                                                        For the 3 Months Ended           For the 9 Months Ended
                                                    ----------------------------      ----------------------------
                                                      Nov. 30,         Nov. 30,         Nov. 30,         Nov. 30,
                                                        1998             1997             1998             1997
                                                    -----------      -----------      -----------      -----------
Revenues:
  Earned Revenues                                   $   245,812      $    97,168      $   667,440      $   155,121
                                                    -----------      -----------      -----------      -----------

    Total revenues                                      245,812           97,168          667,440          155,121

Expenses:
  Salaries, payroll taxes and employee benefits         279,306          244,793          835,959          520,893
  Database and product costs                             32,003           19,420          101,832           42,891
  General and administrative                             95,691           72,735          274,220          152,545
  Depreciation                                           16,871           10,256           42,434           24,397
  Amortization                                           19,620           19,620           58,859           52,319
  Advertising and promotion                              36,131           27,514          111,583          118,647
                                                    -----------      -----------      -----------      -----------

    Total expenses                                      479,622          394,338        1,424,887          911,692
                                                    -----------      -----------      -----------      -----------

Loss before income taxes                               (233,810)        (297,170)        (757,447)        (756,571)

Provision for income taxes                              (94,926)        (120,650)        (307,501)        (307,168)
                                                    -----------      -----------      -----------      -----------

Net loss                                               (138,884)        (176,520)        (449,946)        (449,403)

Accumulated deficit, beginning of quarter            (1,025,045)        (341,177)        (713,983)         (68,294)
                                                    -----------      -----------      -----------      -----------

Accumulated deficit, end of quarter                 $(1,163,929)     $  (517,697)     $(1,163,929)     $  (517,697)
                                                    ===========      ===========      ===========      ===========

              CREDITRISK MONITOR - A DIVISION OF MARKET GUIDE INC.
                       UNAUDITED STATEMENTS OF CASH FLOWS


                                                       For the 9 Months Ended
                                                    ---------------------------
                                                    November 30,    November 30,
                                                        1998            1997
                                                    -----------     -----------

Cash Flows From Operating Activities:
Net loss                                            $  (449,946)    $  (449,403)
                                                    -----------     -----------

Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization                       101,292          76,716

Changes in assets and liabilities:
  (Increase)/Decrease in accounts receivable            (35,328)       (358,513)
  Increase/(Decrease) in unearned revenues              105,615         419,416
                                                    -----------     -----------
    Total adjustments                                   171,579         137,619
                                                    -----------     -----------

Cash used by operating activities                      (278,367)       (311,784)
                                                    -----------     -----------

Cash Flows From Investing Activities:
Payments for fixed assets                              (123,529)       (111,246)
Payments for capitalized projects                           -0-        (196,223)
                                                    -----------     -----------

Cash used by investing activities                      (123,529)       (307,469)
                                                    -----------     -----------

Cash Flows From Financing Activities:
Proceeds from Market Guide Inc.                       1,127,318         835,277
Proceeds to Market Guide Inc.                          (725,423)       (216,024)
                                                    -----------     -----------

Cash provided by financing activities                   401,895         619,253
                                                    -----------     -----------

Net change in cash                                          -0-             -0-

Cash at beginning of year                                   -0-             -0-
                                                    -----------     -----------

Cash at end of year                                 $         0     $         0
                                                    ===========     ===========

              CREDITRISK MONITOR - A DIVISION OF MARKET GUIDE INC.
                          NOTES TO FINANCIAL STATEMENTS
                                November 30, 1998


Note 1            INTERIM FINANCIAL STATEMENTS

The accompanying financial statements of Market Guide Inc. have been prepared without audit, except for the balance sheet as of February 28, 1998. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended November 30, 1998 are not necessarily indicative of the results that may be expected for the year ending February 28, 1999.


Note 2      DEPRECIATION AND AMORTIZATION

Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. The straight-line method of depreciation is followed for substantially all assets for both financial and tax reporting purposes.

                   NEW GENERATION FOODS, INC. AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 1998

                                           Historical
                                  ---------------------------
                                      New
                                  Generation      CreditRisk                          Pro Forma
                                  Foods, Inc.       Monitor       Adjustments          Combined
                                  -----------     -----------     -----------        -----------
                                     ASSETS

CURRENT ASSETS
   Cash and cash equivalents      $    13,400     $      --       $ 3,250,000  (a)   $ 2,030,213
                                                                   (1,233,187) (c)
   Purchase option                    115,000            --          (115,000) (c)          --
   Accounts receivable                   --           408,478            --              408,478
                                  -----------     -----------     -----------        -----------
         Total current assets         128,400         408,478       1,901,813          2,438,691

GOODWILL                                 --              --         2,433,524  (c)     2,316,487
                                                                       17,039  (d)
                                                                     (134,076) (f)
FIXED ASSETS                             --           215,690            --              215,690
                                  -----------     -----------     -----------        -----------

TOTAL ASSETS                      $   128,400     $   624,168     $ 4,218,300        $ 4,970,868
                                  ===========     ===========     ===========        ===========

                   NEW GENERATION FOODS, INC. AND SUBSIDIARIES
                PRO FORMA CONSOLIDATED BALANCE SHEET (CONTINUED)
                             AS OF DECEMBER 31, 1998

                                                            Historical
                                                  ------------------------------
                                                       New
                                                   Generation        CreditRisk                           Pro Forma
                                                   Foods, Inc.         Monitor         Adjustments         Combined
                                                  ------------      ------------      ------------      ------------
                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
   Accounts payable                               $      5,908      $      4,945      $     25,000 (a)  $     58,268
                                                                                            22,415 (c)
   Accrued franchise taxes                              45,580              --                --              45,580
   Accrued expenses                                     46,284              --              26,948 (b)        90,271
                                                                                            17,039 (d)
                                                  ------------      ------------      ------------      ------------
         Total current liabilities                      97,772             4,945            91,402           194,119

SENIOR SECURED NOTE                                       --                --             787,630 (c)       787,630
EXPENSE PROMISSORY NOTE                                   --                --              98,162 (c)        98,162
UNEARNED INCOME                                           --             796,353              --             796,353
                                                  ------------      ------------      ------------      ------------

         Total liabilities                              97,772           801,298           977,194         1,876,264
                                                  ------------      ------------      ------------      ------------

REDEEMABLE CONVERTIBLE VOTING
   SENIOR PREFERRED STOCK                            1,100,000              --          (1,100,000)(e)         --
                                                  ------------      ------------      ------------      ------------

STOCKHOLDERS' EQUITY (DEFICIT)
   Common stock                                          3,998              --              13,000 (a)        52,981
                                                                                            35,983 (e)
   Additional paid-in capital                       22,818,930              --           3,212,000 (a)    27,067,999
                                                                                         1,064,017 (e)
                                                                                           (26,948)(b)
   Accumulated deficit                             (23,892,300)         (177,130)(g)      (134,076)(f)   (24,026,376)
                                                                                           177,130 (c)
                                                  ------------      ------------      ------------      ------------
         Total stockholders' equity (deficit)       (1,069,372)         (177,130)        4,341,106         3,094,604
                                                  ------------      ------------      ------------      ------------
TOTAL LIABILITIES AND STOCKHOLDERS'
   EQUITY (DEFICIT)                               $    128,400      $    624,168      $  4,218,300      $  4,970,868
                                                  ============      ============      ============      ============


(a) Represents net proceeds from private placement of 1,300,000 shares of common stock.
(b) Represents legal and state filing fees incurred in connection with the private placement.
(c) Represents purchase of the assets of the CreditRisk Monitor credit information service.
(d) Represents legal, state filing fees, and taxes incurred in connection with the acquisition of the CreditRisk Monitor assets.
(e) Represents conversion of 1,100,000 shares to senior preferred stock into 3,598,299 shares of common stock.
(f) Represents write-off of capitalized in-process research and development projects that have not reached technological feasibility.
(g) Represents accumulated deficit net of advances from Market Guide Inc.

                   NEW GENERATION FOODS, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                                               Historical
                                      ----------------------------
                                          New
                                      Generation       CreditRisk                         Pro Forma
                                      Foods, Inc.      Monitor (f)      Adjustments        Combined
                                      -----------      -----------      -----------      -----------
   REVENUES
   Earned revenues                    $      --        $   809,563      $      --        $   809,563
                                      -----------      -----------      -----------      -----------

EXPENSES
   Salaries and employee benefits            --          1,117,194             --          1,117,194
   Database and product costs                --            150,898             --            150,898
   General and administrative              28,216          336,920             --            365,136
   Depreciation and amortization             --            132,262           37,344 (a)      169,606
   Advertising and promotion                 --            160,186             --            160,186
   Interest expense                          --               --              7,925 (b)       81,895
                                                                             73,970 (c)
                                      -----------      -----------      -----------      -----------
                                           28,216        1,897,460          119,239        2,044,915
                                      -----------      -----------      -----------      -----------

         Loss from operations             (28,216)      (1,087,897)        (119,239)      (1,235,352)
                                      -----------      -----------      -----------      -----------


OTHER INCOME AND EXPENSES
   Interest and dividend income             7,700             --               --              7,700
   Gain on investments                          2             --               --                  2
   Write-off of intangible assets            --               --           (134,076)(e)     (134,076)
                                      -----------      -----------      -----------      -----------
                                            7,702             --           (134,076)        (126,374)
                                      -----------      -----------      -----------      -----------

         Loss before income taxes         (20,514)      (1,087,897)        (253,315)      (1,361,726)
PROVISION (BENEFIT) FOR
   INCOME TAXES                             2,925         (441,664)         441,664 (d)        2,925
                                      -----------      -----------      -----------      -----------

NET LOSS                              $   (23,439)     $  (646,233)     $  (694,979)     $(1,364,651)
                                      ===========      ===========      ===========      ===========

NET LOSS PER SHARE
   Basic                              $     (0.06)                                       $     (0.26)
                                      ===========                                        ===========

   Diluted                            $     (0.06)                                       $     (0.26)
                                      ===========                                        ===========

WEIGHTED AVERAGE NUMBER
   OF SHARES
   Basic                                  399,830                                          5,300,129
                                      ===========                                        ===========

   Diluted                                399,830                                          5,300,129
                                      ===========                                        ===========

                   NEW GENERATION FOODS, INC. AND SUBSIDIARIES
           PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (CONTINUED)
                          YEAR ENDED DECEMBER 31, 1998


(a)  Represents   goodwill   amortization   in  excess  of   capitalized   costs
     written-off.
(b)  Represents deferred interest expense on Expense Promissory Note.
(c)  Represents amortization of debt discount on Senior Secured Note.
(d)  Represents NGNF's inability to take advantage of net operating loss.
(e) Represents write-off of capitalized in-process research and development projects that have not reached technological feasibility.
(f) Amounts for CreditRisk Monitor were determined by adding results for the year ended February 28, 1998 and the results from the nine months ended November 30, 1998 and subtracting the results for the nine months ended November 30, 1997.

              TABLE OF CONTENTS
                 PROSPECTUS


                                         Page
Prospectus Summary......................   3
Risk Factors............................   6
Forward-Looking Statements..............  11
Use of Proceeds.........................  12
Capitalization..........................  12
Dividend Policy.........................  13
Market for Common Equity
  and Related Stockholder
  Matters...............................  13
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.............  14
Business................................  18
Management..............................  30
Security Ownership of Certain
  Beneficial Owners and
  Management............................  38
Selling Stockholders....................  39
Description of Securities...............  41
Certain Relationships and
  Related Transactions..................  43
Plan of Distribution....................  45
Legal Matters...........................  47
Experts.................................  47
Index to Financial Statements........... F-1



             1,300,000 Shares





              [COMPANY LOGO]







               Common Stock



                PROSPECTUS








             ___________, 1999

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Statement of Expenses of the Offering:

         Expense                                                Amount

Registration Fees............................................ $ 2,891.20
Transfer Agent Fees.......................................... $        0*
Printing and Engraving....................................... $    7,500*
Legal Fees................................................... $20,000.00
         TOTAL............................................... $30,391.20*

*estimate only

     The Selling Stockholders will not pay any of the above listed expenses.

                     RECENT SALES OF UNREGISTERED SECURITIES

     In December 1998, CreditRiskMonitor commenced a private placement of shares of common stock at a price of $2.50 per share. CreditRiskMonitor sold 1,300,000 shares of its common stock in the private placement to 27 accredited investors, receiving gross proceeds of $3,250,000.

     The private placement was exempt from state and Federal registration pursuant to Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     CreditRiskMonitor's Articles of Incorporation limit, to the maximum extent permitted by the Nevada Revised Statutes ("Nevada Law"), the personal liability of directors of monetary damages for breach of their fiduciary duties as directors, and provides that CreditRiskMonitor shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Nevada Law. Section 78.7502 of the Nevada Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Nevada Law does not permit a corporation to eliminate a director's duty of care, and the provisions of CreditRiskMonitor's Articles of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care.

     CreditRiskMonitor may enter into indemnification agreements with its directors and officers which may require CreditRiskMonitor, among other things, to indemnify such directors and officers against liabilities that may arise by reason of their status or service as directors and officers against liabilities (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted for directors, officers and controlling persons of CreditRiskMonitor pursuant to the foregoing provisions, or otherwise, CreditRiskMonitor has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                    EXHIBITS

Index to Exhibits

(3) (i)           Restated Articles of Incorporation(1)
    (ii)          Certificate of Amendment to the Articles of Incorporation(2)
    (iii)         Bylaws(1)

(4) (i)           Specimen Common Stock Certificate*
    (ii)          Market Guide Notes*

(5)               Form of Opinion re: legality*

(10)              Material Contracts
                  (i) Credit Information Service Business Asset Purchase
                      Agreement(3)

(11)              Statements Regarding Computation of Per Share Earnings(4).

(21)              Subsidiaries of the Company(4)

(23.2)            Consent of Clifton Gunderson L.L.C.

(23.3)            Consent of Zerbo, McKiernan & Zambito, L.L.C.

(27)              Financial Data Schedule(5)

--------------------

(1) Filed as an Exhibit to Registrant's Registration Statement on Form S-18 (File No. 1-67055C) and incorporated herein by reference thereto.

(2) Filed as an Exhibit to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1988 (File No. 0-10825) and incorporated herein by reference thereto.

(3) Filed as an Exhibit to Registrant's Report on Form 8-K dated January 19, 1999 (File No. 1-10825) and incorporated herein by reference thereto.

(4) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 (File No. 0-10825) and incorporated herein by reference thereto.

(5) The financial statements included herein have been previously included in filings with the Commission. Therefore, no Financial Data Schedules are being filed as exhibits to this Registration Statement.

*    To be filed by amendment

                                  UNDERTAKINGS


     CreditRiskMonitor will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Nassau, State of New York, on May 4, 1999.


                                             NEW GENERATION FOODS, INC.


                                             By: /s/ Jerome S. Flum
                                             ---------------------------------
                                             Jerome S. Flum, President
                                             and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                           Title                             Date

/s/ Jerome S. Flum                 Director, President and         May 4, 1999
-----------------------------      Chief Executive Officer
Jerome S. Flum


/s/ Richard James                  Director                        May 4, 1999
-----------------------------
Richard James


/s/ Leslie Charm                   Director                        May 4, 1999
-----------------------------
Leslie Charm


/s/ Lawrence Fensterstock          Senior Vice President           May 4, 1999
-----------------------------      and Chief Financial
Lawrence Fensterstock              Officer

                                    EXHIBITS

Index to Exhibits

(3) (i)           Restated Articles of Incorporation(1)
    (ii)          Certificate of Amendment to the Articles of Incorporation(2)
    (iii)         Bylaws(1)

(4) (i)           Specimen Common Stock Certificate*
    (ii)          Market Guide Notes*

(5)               Form of Opinion re: legality*

(10)              Material Contracts
                  (i) Credit Information Service Business Asset Purchase
                      Agreement(3)

(11)              Statements Regarding Computation of Per Share Earnings(4).

(21)              Subsidiaries of the Company(4)

(23.2)            Consent of Clifton Gunderson L.L.C.

(23.3)            Consent of Zerbo, McKiernan & Zambito, L.L.C.

(27)              Financial Data Schedule(5)

--------------------

(1) Filed as an Exhibit to Registrant's Registration Statement on Form S-18 (File No. 1-67055C) and incorporated herein by reference thereto.

(2) Filed as an Exhibit to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1988 (File No. 0-10825) and incorporated herein by reference thereto.

(3) Filed as an Exhibit to Registrant's Report on Form 8-K dated January 19, 1999 (File No. 1-10825) and incorporated herein by reference thereto.

(4) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 (File No. 0-10825) and incorporated herein by reference thereto.

(5) The financial statements included herein have been previously included in filings with the Commission. Therefore, no Financial Data Schedules are being filed as exhibits to this Registration Statement.

*    To be filed by amendment


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